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Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Credit Suisse First Boston (USA), Inc.

        We have audited the consolidated statements of financial condition of Credit Suisse First Boston (USA), Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule included as Exhibit 99.1 to the Company's Form 8-K dated March 31, 2004. These consolidated financial statements and related financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and related financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements referred to above, these consolidated financial statements give retroactive effect to the contribution to the Company of the High-Net-Worth business of Credit Suisse Asset Management, LLC on March 31, 2004, which has been accounted for in a manner similar to a pooling-of-interests.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Credit Suisse First Boston (USA), Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements referred to above, in 2003 the Company changed its method of accounting for variable interest entities and share-based compensation, and as discussed in Note 18 the Company changed its presentation of segment information.

/s/ KPMG LLP

New York, New York
May 19, 2004

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In millions)

	December 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$334	$480
Collateralized short-term financings:
Securities purchased under agreements to resell	50,388	51,756
Securities borrowed	77,999	71,296
Receivables:
Customers	2,859	1,079
Brokers, dealers and other	6,673	7,060
Financial instruments owned (includes securities pledged as collateral of $47,565 and $49,695, respectively):
U.S. government and agencies	31,781	32,131
Corporate debt	12,761	12,174
Mortgage whole loans	9,101	9,465
Equities	15,161	9,735
Commercial paper	641	619
Private equity and other long-term investments	1,123	956
Derivatives contracts	5,573	3,956
Other	3,765	3,085
Net deferred tax asset	1,283	1,611
Office facilities and property at cost (net of accumulated depreciation and amortization of $865 and $749, respectively)	468	485
Goodwill	532	496
Loans receivable from parent and affiliates	19,481	16,430
Other assets and deferred amounts	1,643	2,094
Assets held for sale	—	11,547

Total assets	$241,566	$236,455

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term borrowings	$15,984	$11,933
Collateralized short-term financings:
Securities sold under agreements to repurchase	110,667	107,896
Securities loaned	27,708	24,178
Payables:
Customers	4,278	2,928
Brokers, dealers and other	5,410	8,689
Financial instruments sold not yet purchased:
U.S. government and agencies	23,700	22,710
Corporate debt	2,523	3,315
Equities	5,231	3,240
Derivatives contracts	3,955	2,849
Other	336	335
Obligation to return securities received as collateral	1,955	896
Accounts payable and accrued expenses	2,836	3,200
Other liabilities	3,021	2,156
Long-term borrowings	24,321	23,094
Liabilities held for sale	—	10,947

Total liabilities	231,925	228,366

Stockholders' Equity:
Preferred stock, 50,000,000 shares authorized:
Series B preferred stock, at $50.00 per share liquidation preference (88,500 shares issued and outstanding as of December 31, 2002)	—	4
Common stock ($0.10 par value; 50,000 shares authorized; 1,100 shares issued and outstanding)	—	—
Paid-in capital	8,012	7,646
Retained earnings	1,787	595
Accumulated other comprehensive loss	(158)	(156)

Total stockholders' equity	9,641	8,089

Total liabilities and stockholders' equity	$241,566	$236,455

See accompanying notes to consolidated financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In millions)

	For the Year Ended December 31,
	2003	2002	2001
Revenues:
Principal transactions-net	$(642)	$(1,296)	$1,079
Investment banking and advisory	1,753	2,154	2,671
Commissions and fees	1,293	1,505	1,496
Interest and dividends, net of interest expense of $4,447, $5,436 and $9,923, respectively	2,392	2,058	1,007
Other	201	542	253

Total net revenues	4,997	4,963	6,506

Expenses:
Employee compensation and benefits	2,777	3,072	4,347
Occupancy and equipment rental	448	468	561
Brokerage, clearing and exchange fees	286	264	292
Communications	149	196	261
Professional fees	239	254	346
Merger-related costs	129	338	476
Other operating expenses	400	852	687

Total expenses	4,428	5,444	6,970

Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle	569	(481)	(464)
Provision (benefit) for income taxes	244	(135)	(155)

Income (loss) from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	325	(346)	(309)
Discontinued operations:
Income from discontinued operations	1,361	136	140
Provision for income taxes	485	47	49

Income from discontinued operations, net of income taxes	876	89	91

Income (loss) before cumulative effect of a change in accounting principle	1,201	(257)	(218)
Cumulative effect of a change in accounting principle, net of income tax (benefit) provision of $(5) and $0.3 in 2003 and 2001, respectively	(9)	—	1

Net income (loss)	$1,192	$(257)	$(217)

See accompanying notes to consolidated financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2003, 2002 and 2001
(In millions)

	Preferred Stock	Common Stock	CSFBdirect Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances as of December 31, 2000	$375	$—	$2	$5,701	$1,102	$(7)	$7,173
Net loss	—	—	—	—	(217)	—	(217)
Foreign currency translation adjustment	—	—	—	—	—	(1)	(1)
Change in accounting principle (SFAS 133)	—	—	—	—	—	(1)	(1)
Increase in pension liability, net of income tax benefit of $(34)	—	—	—	—	—	(63)	(63)

Total comprehensive loss							(282)

Capital contribution of CSFB Capital Holdings, Inc	—	—	—	34	—	—	34
Retirement of CSFBdirect stock	—	—	(2)	2	—	—	—
Redemption of Series A preferred stock	(200)	—	—	—	—	—	(200)
Tender offer for Series B preferred stock	(170)	—	—	—	(8)	—	(178)
Preferred stock dividends	—	—	—	—	(23)	—	(23)
CSG share plan activity, net of tax effect of $(37)	—	—	—	956	—	—	956

Balances as of December 31, 2001	5	—	—	6,693	854	(72)	7,480

Net loss	—	—	—	—	(257)	—	(257)
Foreign currency translation adjustment	—	—	—	—	—	6	6
Increase in pension liability, net of income tax benefit of $(49)	—	—	—	—	—	(90)	(90)

Total comprehensive loss							(341)

Capital contribution by CSFBI	—	—	—	300	—	—	300
Redemption of Series B preferred stock	(1)	—	—	—	—	—	(1)
CSG share plan activity, net of tax effect of $7	—	—	—	653	—	—	653
Preferred stock dividends	—	—	—	—	(2)	—	(2)

Balances as of December 31, 2002	4	—	—	7,646	595	(156)	8,089

Net income	—	—	—	—	1,192	—	1,192
Foreign currency translation adjustment	—	—	—	—	—	2	2
Increase in pension liability, net of income tax benefit of $(2)	—	—	—	—	—	(4)	(4)

Total comprehensive income							1,190

Capital contribution by CSFBI	—	—	—	75	—	—	75
Redemption of Series B preferred stock	(4)	—	—	—	—	—	(4)
CSG share plan activity, net of tax effect of $27	—	—	—	325	—	—	325
Tax charge associated with an investment previously recorded through equity and other	—	—	—	(34)	—	—	(34)

Balances as of December 31, 2003	$—	$—	$—	$8,012	$1,787	$(158)	$9,641

See accompanying notes to consolidated financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003, 2002 and 2001
(In millions)

	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$1,192	$(257)	$(217)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Net pre-tax gain on sale of certain broker-dealer subsidiaries	—	(528)	—
Pre-tax gain on sale of Pershing	(1,324)	—	—
Pre-tax gain on sale of DLJdirect SFG Securities Inc.	(115)	—	—
Depreciation and amortization	234	208	227
Write down of intangible assets	200	—	—
CSG share plan activity	352	660	919
Deferred taxes	244	284	(335)
Other, net	(63)	(91)	(26)
Change in operating assets and operating liabilities:
Securities borrowed	(6,703)	(3,058)	9,072
Receivables from customers	(1,780)	332	4,149
Receivables from brokers, dealers and other	364	5,351	(2,186)
Financial instruments owned	(8,107)	(2,338)	(3,340)
Other assets and Other liabilities, net	1,105	30	2,076
Securities loaned	3,530	(4,514)	(8,493)
Payables to customers	1,350	(1,696)	(526)
Payables to brokers, dealers and other	(3,279)	(3,009)	(767)
Financial instruments sold not yet purchased	3,371	2,134	(2,365)
Obligation to return securities received as collateral	1,059	(138)	1,034
Accounts payable and accrued expenses	(397)	(2,790)	(3,279)

Net cash used in operating activities	(8,767)	(9,420)	(4,057)

Cash flows from investing activities:
Net (payments for) proceeds from:
Loans receivable from parent and affiliates	(3,538)	(7,756)	(4,890)
Sale of broker-dealer subsidiaries	—	674	—
Sale of Pershing	2,000	—	—
Sale of DLJ International Group Limited	500	—	—
Sale of DLJdirect SFG Securities Inc.	170	—	—
Office facilities	(178)	(134)	93
Purchase of Holt Value Associates, LP, net of cash	(8)	(80)	—
Purchase of Volaris Advisors, net of cash	(16)	—	—
Purchase of Investment Property Mortgage, LLC and related assets, net of cash	(34)	—	—

Net cash used in investing activities	(1,104)	(7,296)	(4,797)

Cash flows from financing activities:
Net proceeds from (payments for):
Commercial paper and short-term borrowings	4,051	2,897	(11,531)
Redemption of preferred trust securities	—	—	(200)
Redemption of Series A preferred stock	—	—	(200)
Repurchase of Series B preferred stock	(4)	(1)	(178)
Capital contribution of CSFB Capital Holdings, Inc.	—	—	34
Capital contribution by CSFBI	75	300	—
Securities sold under agreements to repurchase, net of securities purchased under agreements to resell	4,139	6,956	14,954
CSFBdirect common stock	—	—	(2)
Issuances of long-term borrowings	5,029	10,363	10,562
Redemptions and maturities of long-term borrowings	(3,565)	(3,852)	(1,487)
Subordinated loan agreements	—	—	(4,150)
Cash dividends	—	(2)	(23)

Net cash provided by financing activities	9,725	16,661	7,779

Decrease in cash and cash equivalents	(146)	(55)	(1,075)
Cash and cash equivalents included in assets held for sale	—	(1,218)	—

Cash and cash equivalents as of the beginning of period	480	1,753	2,828

Cash and cash equivalents as of the end of period	$334	$480	$1,753

SUPPLEMENTAL DISCLOSURES
Cash payments for interest	$4,741	$4,915	$9,400
Cash payments for income taxes, net of (refunds)	$161	$155	$(436)

See accompanying notes to consolidated financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003

1.     Summary of Significant Accounting Policies

The Company

        The consolidated financial statements include Credit Suisse First Boston (USA), Inc., formerly known as Donaldson, Lufkin and Jenrette, Inc. ("DLJ"), and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. The Company is an indirect wholly owned subsidiary of Credit Suisse Group ("CSG"), which acquired DLJ on November 3, 2000. Any unexercised or unvested share options of DLJ as of the closing date were converted into CSG share options. After the acquisition, DLJ changed its name to Credit Suisse First Boston (USA), Inc.

        CSG accounted for the acquisition using the purchase method of accounting. However, because the Company had significant preferred stock and public debt outstanding at the time of the acquisition, no adjustments of the historical carrying values of the Company's assets and liabilities to reflect the acquisition were recorded in the Company's historical financial statements. Similarly, although the acquisition gave rise to goodwill and intangible assets, none of the goodwill and intangible assets were "pushed down" to the Company. The goodwill and intangible assets associated with the acquisition were recorded in the financial statements of CSG and do not affect the Company's results of operations.

        On November 3, 2000, in conjunction with the closing of the acquisition, the Company's immediate parent, Credit Suisse First Boston, Inc. ("CSFBI"), transferred all of the outstanding shares of Credit Suisse First Boston LLC ("CSFB LLC"), formerly Credit Suisse First Boston Corporation, a U.S. registered broker-dealer that was a direct wholly owned subsidiary of CSFBI, to the Company in exchange for newly issued shares of the Company. CSFB LLC became a direct wholly owned subsidiary of the Company. Because the transfer of CSFB LLC was between entities under common control, it has been accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of CSFB LLC have been included in the Company's consolidated financial statements from November 3, 2000, the date of the transfer.

        The Company is a leading integrated investment bank serving institutional, corporate, government and high-net-worth individual clients. The Company's products and services include securities underwriting, sales and trading, financial advisory services, private equity investments, full service brokerage services, derivatives and risk management products and investment research.

        Basis of financial information.    To prepare consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management must make estimates and assumptions. The reported amounts of assets and liabilities and revenues and expenses are affected by these estimates and assumptions, the most significant of which are discussed in the notes to the consolidated financial statements and related disclosures. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ materially from these estimates.

        The Company consolidates all entities in which it has a controlling financial interest, which is typically all, or a majority of, the voting interest. The Company also consolidates entities that are variable interest entities ("VIEs") when it is determined to be the primary beneficiary under Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). See Note 5 for more information. Entities in which the Company holds 20% to 50% of the voting rights or has the ability to exercise significant influence, other than private equity investments which are carried at amounts which approximate fair value, are accounted for under

Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In cases where the Company has a voting interest of less than 20% and does not have significant influence, the investment is carried at cost.

        The Company's immediate parent company, CSFBI, transferred the high-net-worth business ("HNW Business") of Credit Suisse Asset Management, LLC ("CSAM"), a wholly owned subsidiary of CSFBI, to the Company as a capital contribution of $221 million on March 31, 2004. The transfer of this business was accounted for at historical cost in a manner similar to pooling-of-interest accounting because CSAM and the Company were under the common control of CSFBI at the time of transfer. Accordingly, the Company has restated its financial information for all periods presented to reflect the results of operations, financial condition, cash flows and changes in stockholders' equity of the CSAM HNW Business as if the Company had acquired it on November 3, 2000, the date that the Company was acquired by CSFBI. The transferred assets of this business consist principally of goodwill and intangible assets relating primarily to CSAM's acquisition of Warburg Pincus Asset Management in 1999. In December 2003, CSAM wrote down the value of its high-net-worth intangible assets, resulting in a pre-tax loss of $200 million and an after-tax loss of $130 million.

        The following table sets forth the total net revenues and net income for the Company, as filed previously in the Annual Report on Form 10-K for the year ended December 31, 2003, the HNW Business and the Company restated to reflect the transfer of the HNW Business for the years ended December 31, 2003, 2002 and 2001.

	For the Year Ended December 31,
	2003	2002	2001
Total net revenues
The Company as reported(1)	$4,993	$4,950	$6,482
HNW Business	4	13	24

The Company as restated	$4,997	$4,963	$6,506

Net income (loss)
The Company as reported(1)	$1,329	$(253)	$(215)
HNW Business(2)	(137)	(4)	(2)

The Company as restated	$1,192	$(257)	$(217)

(1)
As filed previously in the Annual Report on Form 10-K for the year ended December 31, 2003.

(2)
Net loss in 2003 includes $130 million related to the write down of the intangible assets.

        Certain reclassifications have been made to prior year consolidated financial statements to conform to the 2003 presentation.

        On May 1, 2003, the Company sold its Pershing unit ("Pershing") to The Bank of New York Company, Inc. and recorded a pre-tax gain of approximately $1.3 billion and an after-tax gain of $852 million in the second quarter of 2003. The Pershing operations are presented as Discontinued operations for all periods presented in the consolidated statement of operations and as Assets held for sale and Liabilities held for sale as of December 31, 2002 in the consolidated statement of financial condition. The consolidated statements of cash flows present the Company's cash flows as if the assets and liabilities of Pershing were not presented as Assets held for sale and Liabilities held for sale in the consolidated statement of financial condition. Therefore, the cash flows pertaining to discontinued operations have not been reported separately in the consolidated statements of cash flows.

        On March 20, 2003, CSFBI transferred its wholly owned subsidiary Credit Suisse First Boston Management LLC ("Management LLC") to the Company as a capital contribution of $75 million. The transfer of Management LLC has been accounted for at historical cost in a manner similar to pooling-of-interest accounting because Management LLC and the Company were under the common control of CSFBI at the time of the transfer. The Company's financial information reflects the results of operations, financial condition, cash flows and changes in stockholders' equity as if the Company had acquired Management LLC on November 3, 2000, the date that the Company was acquired by CSFBI.

        Cash and cash equivalents.    Cash and cash equivalents include all demand deposits held in banks and certain highly liquid investments with maturities of 90 days or less, other than those held for sale in the ordinary course of business.

        Collateralized short-term financings.    The Company enters into transactions involving securities sold under agreements to repurchase ("repurchase agreements") and securities purchased under agreements to resell ("resale agreements") and securities borrowing and securities lending transactions as part of the Company's matched-book activities to accommodate clients, finance the Company's trading inventory, obtain securities for settlement and earn interest spreads.

        Repurchase agreements and resale agreements are treated as collateralized financing arrangements and are carried at contract amounts that reflect the amounts at which the securities will be subsequently repurchased or resold. Interest on such contract amounts is accrued and is included in the consolidated statements of financial condition in receivables from and payables to brokers, dealers and other. The Company takes possession of the securities purchased under resale agreements and obtains additional collateral when the market value falls below the contract value. The Company nets certain repurchase agreements and resale agreements with the same counterparty in the consolidated statements of financial condition when the requirements of FIN No. 41, "Offsetting of Amounts Relating to Certain Repurchase and Reverse Repurchase Agreements," are satisfied.

        The Company uses interest rate swaps to hedge the interest rate exposure associated with certain resale and repurchase agreements. These interest rate swaps are carried at fair value while the resale and repurchase agreements are carried at contract amounts, with interest income (expense) accruing over the term of the agreement. As a result, increases and decreases in the value of the interest rate swaps are not offset by decreases and increases in the value of the resale and repurchase agreements until the securities are repurchased or sold.

        Securities borrowing and securities lending transactions are recorded at the amount of cash collateral advanced or received. For securities borrowed, the Company deposits cash, letters of credit or other collateral with the lender. For securities loaned, the Company receives cash or other collateral from the borrower generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned daily and obtains or refunds collateral as necessary.

        Financial instruments.    Substantially all of the Company's financial instruments (with the exception of commercial mortgage loans and certain residential mortgages that are held for sale) are carried at fair value. Fair value is estimated at a specific point in time, based on relevant market information or the value of the underlying financial instrument.

        Mortgage whole loans.    Residential mortgage whole loans are generally carried at fair value with the changes in fair value included in principal transactions-net in the consolidated statements of operations with the exception of certain residential mortgage whole loans that are held for sale, including residential loans originated by the Company, which are carried at the lower of cost or fair value. Commercial mortgage whole loans are carried at the lower of aggregate cost or fair value. The amount by which aggregate cost exceeds fair value is reflected in principal transactions-net in the consolidated statements of operations. Management determines fair value by taking into consideration, among other things, the use of discounted cash flows or model pricing. Purchases and sales of mortgage whole loans are recorded on a settlement date basis. Interest is accrued on all mortgage whole loans with the exception of those that are 120 days delinquent, as reported by the servicer.

        Fair value.    The determination of fair value is fundamental to the Company's financial condition and results of operations and, in certain circumstances, requires management to make complex judgments. Fair value is based generally on listed market prices or broker or dealer price quotations. If prices are not readily determinable or if liquidating the Company's positions is reasonably expected to affect market prices, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain financial instruments, including over-the-counter ("OTC") derivatives contracts, are valued using pricing models that consider, among other factors, contractual and market prices, correlations, time value, credit, yield curve, volatility factors and/or prepayment rates of the underlying positions. The use of different pricing models and assumptions could produce materially different estimates of fair value.

        Derivatives instruments—trading.    All trading derivatives instruments are carried at fair value with changes in realized and unrealized gains and losses and interest flows included in principal transactions-net in the consolidated statements of operations. Cash flows from these derivatives instruments are included as operating activities in the consolidated statements of cash flows. See Note 10 for more information.

        Derivatives instruments—nontrading.    The Company manages its interest rate exposure on its fixed rate debt by using interest rate swaps that qualify for hedge accounting under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). These financial instruments are accounted for as fair value hedges, with changes in the fair value of both the derivative and the hedged item included in principal transactions-net in the consolidated statements of operations. Interest flows on both the Company's borrowings and the related fair value hedges are included in interest income (expense) in the consolidated statements of operations. Other derivatives contracts used for hedging purposes that do not qualify as hedges under SFAS 133 are carried at fair value with realized and unrealized gains and losses and interest flows included in principal transactions-net in the consolidated statements of operations. Cash flows from these derivatives are included in operating activities in the consolidated statements of cash flows. See Note 10 for more information.

        Variable prepaid forwards.    Variable prepaid forward contracts ("VPFs") are a form of OTC hybrid transaction pursuant to which the Company purchases a variable number of shares of common stock from a customer on a forward basis. At inception, the Company pays the customer a dollar amount based on the underlying value of the common stock. At the maturity of the transaction, the Company receives a variable number of shares (or an amount in cash equal to the value of such variable number of shares, with a maximum share cap) from the customer based on the market price of the shares at maturity. VPFs allow customers to monetize their stock position and provide market risk protection through an equity collar that, among other things, protects the customer against decreases in the value of the underlying common stock. The VPFs are generally long-dated and have maturities of three to ten years. In accordance with SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), all VPFs entered into prior to July 1, 2003 and those entered into after June 30, 2003 that do not meet the definition of a derivatives instrument are included in other financial instruments owned in the consolidated statements of financial condition and had a fair value of $3.1 billion and $2.8 billion as of December 31, 2003 and 2002, respectively. VPFs entered into after June 30, 2003 that meet the definition of a derivatives instrument are reported as derivative contracts in the consolidated statement of financial condition and had a fair value of $485 million as of December 31, 2003. All VPFs are carried at fair value.

        Private equity and other long-term investments.    Private equity and other long-term investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933; therefore, these investments are carried at amounts which approximate fair value. Fair value for private equity and other long-term investments is based upon a number of factors, including readily available market quotes with appropriate adjustments for liquidity due to holding large blocks and/or having trading restrictions, the most recent round of financings, earnings-multiple analyses using comparable companies, discounted cash flow analysis or valuations received from the general partner of a third-party managed fund. Changes in net unrealized appreciation/depreciation arising from changes in fair value and gains and losses realized upon sale are reflected in principal transactions-net in the consolidated statements of operations. The Company's subsidiaries manage many private equity partnerships. When the investment performance on CSFB-managed private equity partnerships exceeds specific thresholds, the Company may be entitled to receive a carried interest distribution. Carried interest gains are based on the cumulative investment performance over the life of each partnership. The Company may be required to return carried interest gains previously distributed by the partnership if the investment underperforms following the distribution of carried interest gains. See Notes 7 and 17 for more information.

        Office facilities and property.    Office facilities are carried at cost and are depreciated on a straight-line basis over their estimated useful life of three to eight years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or term of the lease. Office facilities and property includes real estate owned that was reclassified to held for use in 2003 in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

        Goodwill and identifiable intangible assets.    Goodwill represents the amount by which the purchase price exceeds the fair value of the net tangible and intangible assets of an acquired company on the date of acquisition. Through December 31, 2001, goodwill was amortized over a 20-year life on a straight-line basis. On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires goodwill and indefinite-lived intangible assets to be reviewed annually for impairment instead of being amortized to earnings. Intangible assets that do not have indefinite lives, principally software and customer lists, are amortized over their useful lives and reviewed for impairment. These intangible assets are included in Other assets and deferred amounts in the consolidated statements of financial condition.

        Principal transactions.    Principal securities transactions are recorded on a trade date basis. Unrealized gains and losses and realizations on trading in securities, private equity investments and derivatives contracts and interest flows on the Company's trading derivatives contracts are reflected in principal transactions-net in the consolidated statements of operations.

        Investment banking underwriting revenues and fees.    Investment banking underwriting revenues and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent, are recorded in investment banking and advisory in the consolidated statements of operations. Investment banking revenues from fees earned for providing merger and acquisition and other advisory services are also recorded in investment banking and advisory in the consolidated statements of operations. Investment banking fees are recorded at the time the transactions are substantially completed. Management fees earned by the Company from managing private equity funds are included in investment banking and advisory revenues.

        Commissions.    Commissions are recorded in the consolidated statements of operations on a trade date basis.

        Interest income (expense).    Interest income (expense) includes interest income (expense) on the Company's financial instruments owned, financial instruments sold not yet purchased and long-term and short-term borrowings, including interest income (expense) on resale agreements and repurchase agreements and securities borrowing and securities lending transactions.

        Interest income (expense) is accrued at the stated coupon rate for coupon-bearing financial instruments, and for non-coupon-bearing financial instruments, interest income is recognized by accreting the discount or premium over the life of the instrument. For coupon-bearing financial instruments purchased at a discount or premium, the difference between interest income (expense) accrued at the stated coupon rate and interest income (expense) determined on an effective yield basis is included in principal transactions-net in the consolidated statements of operations.

        Merger-related costs.    Merger-related costs represent retention awards related to the DLJ acquisition. The Company expects to charge $10 million against earnings in 2004 related to the remaining retention awards.

        Consolidation of VIEs.    In January 2003, the FASB issued FIN 46, which requires the Company to consolidate all VIEs for which it is the primary beneficiary, defined as the entity that will absorb a majority of expected losses, receive a majority of the expected residual returns, or both. In December 2003, the FASB modified FIN 46, through the issuance of FIN 46R, to address various implementation issues that had arisen since the issuance of FIN 46 and to provide companies the option to defer the adoption of FIN 46 for certain VIEs to periods ending after March 15, 2004. As of December 31, 2003, with the exception of certain private equity funds that were a subject of the deferral, the Company consolidated all VIEs under FIN 46 for which it is the primary beneficiary, all of which were related to its collateralized debt obligation ("CDO") activities. See Note 5 for more information.

        Securitization.    The Company securitizes commercial and residential mortgages, which it originates and purchases, and loans and other debt obligations, which it purchases from third parties. The Company may retain interests in these securitized assets in connection with its underwriting and market-making activities. Retained interests in securitized financial assets are included at fair value in financial instruments owned in the consolidated statements of financial condition. Any changes in the fair value of these retained interests are recognized in the consolidated statements of operations. The fair values of retained interests are determined using present value of estimated future cash flows valuation techniques that incorporate assumptions that market participants customarily use in their estimates of values. See Note 5 for more information.

        Share-based Compensation.    In August 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," using the prospective method. Under the prospective method, the Company recognizes compensation expense over the vesting period for all share option and share awards granted under the Credit Suisse Group International Share Plan for services provided after January 1, 2003.

        Share option awards granted in or before January 2003 for services provided in prior years, if not subsequently modified, will continue to be accounted for under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and no compensation expense has been or will be recognized for those option awards, which had no intrinsic value on the date of grant. Share awards with no vesting requirements granted in or before January 2003 for services provided in prior years were expensed during the year the services were provided. For share awards granted with vesting requirements, compensation expense is recognized over the vesting period.

        If the Company had applied the fair-value based method under SFAS 123 to all equity-based awards in each period, net income (loss) would have decreased (increased) for the years ended

December 31, 2003, 2002 and 2001 due to the expense related to share options. The following table reflects this pro forma effect:

	For the Year Ended December 31,
	2003(1)	2002	2001
	(In millions)
Net income (loss), as reported	$1,192	$(257)	$(217)
Add: Share-based employee compensation expense, net of related tax effects, included in reported net income	208	404	488
Deduct: Share-based employee compensation expense, net of related tax effects, determined under the fair-value based method for all awards	228	548	636

Pro forma net income (loss)	$1,172	$(401)	$(365)

(1)
Compensation expense for the year ended December 31, 2003 reflected the change in vesting discussed below.

        In September 2003, CSG amended the Credit Suisse Group International Share Plan and introduced three-year vesting for share option and share awards granted as part of incentive compensation. The imposition of three-year vesting is intended to improve employee retention and long-term performance. For additional information on share-based compensation, see Note 15.

        Income taxes.    The Company is included in the consolidated federal income tax return and combined state and local income tax returns filed by CSFBI. CSFBI allocates federal, state and local income taxes to its subsidiaries on a separate return basis.

        The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred income taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. See Note 4 for more information.

New Accounting Pronouncements

        In January 2003, the FASB issued FIN 46, which requires the Company to consolidate all VIEs for which it is the primary beneficiary, defined as the entity that will absorb a majority of expected losses, receive a majority of the expected residual returns, or both. In December 2003, the FASB modified FIN 46, through the issuance of FIN 46R, to address various implementation issues that had arisen since the issuance of FIN 46 and to provide companies the option to defer the adoption of FIN 46 for certain VIEs to periods ending after March 15, 2004. As of December 31, 2003, with the exception of certain private equity funds that were a subject of the deferral, the Company consolidated all VIEs under FIN 46 for which it is the primary beneficiary, all of which were related to its CDO activities. The cumulative effect of the Company's adoption of FIN 46 for VIEs created before February 1, 2003 was an after-tax loss of $9 million reported in the consolidated statement of operations as cumulative effect of a change in accounting principle. The cumulative effect is determined by recording the assets, liabilities and non-controlling interests in the VIE at their carrying amounts as of the date of consolidation. The difference between the net amount added to the consolidated statement of financial condition and the amount of previously recognized interest represents the cumulative effect. The effect of the Company's adoption of FIN 46 for VIEs created after January 31, 2003 are included in the consolidated statement of operations in income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle. The Company is continuing to review and assess potential VIEs that may be required to be consolidated under FIN 46R. See Note 5 for more information.

        In April 2003, the FASB issued SFAS 149, which amends and clarifies financial accounting and reporting for derivatives instruments, including certain derivatives instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivatives instrument, amends the regular-way security trades exception to when-issued securities or other securities that do not yet exist and requires disclosure in the statements of cash flows when a derivatives instrument contains a financing element. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except for forward purchases or sales of when-issued securities or other securities that do not yet exist, the new provisions of which should be applied to both existing contracts outstanding as of June 30, 2003 and new contracts entered into after June 30, 2003. The adoption of SFAS 149 resulted in the reporting of forward purchases and sales of when-issued securities as derivatives contracts in the consolidated statements of financial condition. The adoption also resulted in VPFs entered into after June 30, 2003 that meet the definition of a derivatives instrument being reported as derivatives contracts in the consolidated statements of financial condition. There was no material impact on the statement of cash flows as a result of the adoption of SFAS 149.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for an issuer's classification of certain financial instruments that have both liability and equity characteristics and imposes additional disclosure requirements. SFAS 150 applies to financial instruments entered into or modified after May 31, 2003 and is effective for fiscal periods beginning after June 15, 2003. The adoption of SFAS 150 did not have an impact on the Company's financial condition, results of operations or cash flows.

        In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132R"). SFAS 132R retained the disclosure requirements from the original statement and requires additional disclosures. SFAS 132R is effective for financial statements with fiscal years ending after December 15, 2003 and the interim disclosures are required for periods beginning after December 15, 2003. The Company has adopted the new disclosure requirements of SFAS 132R. See Note 14 for more information.

        In January 2004, the FASB issued FASB Staff Position ("FSP") 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act ("Medicare Act") ("FSP 106-1"). The Medicare Act became law in December 2003 and introduced both a Medicare prescription drug benefit and a federal subsidy to sponsors of retiree health-care plans that provide a benefit that is at least "actuarially equivalent" to the Medicare benefit. FSP 106-1 allows companies with postretirement healthcare plans that provide a prescription drug benefit to defer recognition of the prescription drug provisions of the Medicare Act. The deferral election suspends the application of the measurement and the disclosure requirements of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") until authoritative guidance is issued. The Medicare Act is effective for interim or annual financial statements with fiscal years ending after December 7, 2003. The Company has elected to defer the accounting for the Medicare Act and is still evaluating its impact. See Note 14 for more information.

2.     Discontinued Operations

        In accordance with SFAS 144, the Company presented the assets and liabilities of Pershing as of December 31, 2002 as Assets held for sale and Liabilities held for sale in the consolidated statements of financial condition. As of December 31, 2002, Assets held for sale were $11.5 billion and Liabilities held for sale were $10.9 billion. The operating results of the Pershing unit, including the gain on the sale, for all periods presented are presented as Discontinued operations in the consolidated statements of operations.

        The following table summarizes the results of operations of Pershing, excluding the gain on the sale, for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Total net revenues	$256	$822	$1,027
Total expenses	219	686	887

Income from discontinued operations before income taxes	$37	$136	$140

3.     Related Party Transactions

        CSG, through CSFBI, owns all of the Company's outstanding voting common stock. The Company is involved in significant financing and other transactions, and has significant related party balances, with Credit Suisse First Boston, a Swiss bank subsidiary of CSG and an indirect parent of the Company, and certain of its subsidiaries and affiliates. The Company generally enters into these transactions in the ordinary course of business and believes that these transactions are generally on market terms that could be obtained from unrelated third parties.

        The following table sets forth the Company's related party assets and liabilities as of December 31, 2003 and 2002. The Company has presented the assets and liabilities of Pershing as of December 31, 2002 as Assets held for sale and Liabilities held for sale in the consolidated statements of financial condition and has excluded from the table below transactions between Pershing, which was sold in the second quarter of 2003, and any CSG affiliate, including the Company.

	December 31, 2003	December 31, 2002
	(In millions)
ASSETS
Securities purchased under agreements to resell	$8,071	$4,142
Securities borrowed	1,688	1,409
Receivables from customers	297	438
Receivables from brokers, dealers and other	1,168	408
Derivatives contracts	1,910	2,254
Net deferred tax asset	1,283	1,611
Taxes receivable (included in Other assets and deferred amounts)	—	97
Loans receivable from parent and affiliates	19,481	16,430

Total assets	$33,898	$26,789

LIABILITIES
Short-term borrowings	$14,482	$9,775
Securities sold under agreements to repurchase	16,651	14,394
Securities loaned	16,425	11,503
Payables to brokers, dealers and other	581	363
Derivatives contracts	824	1,212
Taxes payable (included in Other liabilities)	311	—
Intercompany payables (included in Other liabilities)	211	703

Total liabilities	$49,485	$37,950

        Included in the consolidated statements of operations are revenues and expenses resulting from various securities trading, investment banking and financing activities with certain affiliates, as well as fees for administrative services performed by the Company under the terms of various service agreements. Service fees earned are treated as a reduction of other operating expenses in the consolidated statements of operations.

        The following table sets forth the Company's related party revenues and expenses, excluding transactions with Pershing, for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Principal transactions-net (derivatives contracts)	$515	$(649)	$(133)
Commissions	(44)	(43)	(57)
Net interest expense	(111)	(244)	(1,354)

Total net revenues	$360	$(936)	$(1,544)

Other operating expenses	$(229)	$(149)	$(175)

Total expenses	$(229)	$(149)	$(175)

        The following table sets forth revenues and expenses of Pershing with respect to related party transactions with the Company for the years ended December 31, 2003, 2002 and 2001. The operating results of Pershing for these periods are presented as Discontinued operations in the consolidated statements of operations.

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Commissions	$2	$6	$10
Net interest revenues (expense)	(1)	18	(49)

Total net revenues (expense)	$1	$24	$(39)

        For the years ended December 31, 2003 and 2001, Pershing had no revenues from CSG, its subsidiaries and affiliates outside the Company. For the year ended December 31, 2002, Pershing had revenues of $17 million from CSG, its subsidiaries and affiliates outside the Company. For the years ended December 31, 2003, 2002 and 2001, Pershing had no expenses with respect to related party transactions with CSG, its subsidiaries and affiliates outside the Company.

        The Company sold at cost, without recourse, to CSFBI, the right, title and interest in certain assets with an aggregate value of $303 million, $342 million and $216 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        On June 30, 2003, the management of certain private equity funds with approximately $4.1 billion of committed capital was transferred to the Company's private equity business from CSAM. CSAM reimburses the private equity business for all costs and expenses incurred by the Company in connection with managing the funds.

        In December 2003, as part of the continuing effort to rationalize the organizational structure since the DLJ acquisition, the Company sold DLJ International Group Limited, an indirect subsidiary of the Company, to Credit Suisse First Boston (International) Holding AG at fair market value of $500 million.

        The Credit Suisse Group International Share Plan provides for the grant of equity-based awards to Company employees based on CSG shares pursuant to which employees of the Company may be granted, as compensation, share or other equity-based awards as compensation for services performed. CSFBI purchases shares from CSG to satisfy these awards, but CSFBI does not require reimbursement from the Company; therefore, amounts are considered a capital contribution to the Company and credited to paid-in-capital. Amounts contributed by CSFBI relating to compensation expense for the years ended December 31, 2003, 2002 and 2001 were $352 million, $660 million and $919 million, respectively. See Notes 1 and 15 for further information on the Company's share-based compensation.

        Certain of the Company's directors, officers and employees and those of the Company's affiliates and their subsidiaries maintain margin accounts with CSFB LLC in the ordinary course of business. In addition, certain of such directors, officers and employees had investments or commitments to invest in various private equity funds sponsored by the Company, pursuant to which the Company has made loans to such directors, officers and employees, to the extent permitted by law. CSFB LLC, from time to time and in the ordinary course of business, enters into, as principal, transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families.

        The Company is included in the consolidated federal income tax return and combined state and local income tax returns filed by CSFBI. See Note 4 for more information.

4.     Income Taxes

        The Company is included in the consolidated federal income tax return and combined state and local income tax returns filed by CSFBI. CSFBI allocates federal, state and local income taxes to its subsidiaries on a separate return basis, pursuant to a tax sharing arrangement. Any resulting liability will be paid to CSFBI. CSFBI allocated to the Company zero current income tax, a current income tax benefit of $419 million and a current income tax provision of $180 million for the years ended December 31, 2003, 2002 and 2001, respectively, and a deferred income tax provision of $244 million, a deferred income tax provision of $284 million and a deferred income tax benefit of $335 million for the years ended December 31, 2003, 2002 and 2001, respectively, related to continuing operations.

        In 2003 and 2002, the Company paid $161 million and $155 million, respectively, in income taxes, and in 2001, the Company received $436 million in refunds.

        Provision (benefit) for income taxes from continuing operations included in the consolidated statements of operations includes the following:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Current:
U.S. federal	$(71)	$(460)	$195
Foreign	1	4	1
State and local	70	37	(16)

Total current	—	(419)	180

Deferred:
U.S. federal	244	284	(335)

Total deferred	244	284	(335)

Provision (benefit) for income taxes from continuing operations	$244	$(135)	$(155)

        Excluded from the table above is a provision for income taxes for the years ended December 31, 2003, 2002 and 2001 of $485 million, $47 million and $49 million, respectively, related to discontinued operations and an income tax benefit of $5 million and an income tax provision of $300 thousand for the years ended December 31, 2003 and 2001, respectively, related to the cumulative effects of changes in accounting principles.

        The following table summarizes the difference between the federal statutory tax rate and the effective tax rate related to continuing operations for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003		2002		2001
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax (Loss)	Amount	Percent of Pre-tax (Loss)
	(In millions)		(In millions)		(In millions)
Computed "expected" tax provision (benefit)	$199	35.0%	$(168)	(35.0)%	$(162)	(35.0)%
Increase (decrease) due to:
Dividend exclusion	(11)	(2.0)	(28)	(5.9)	(34)	(7.4)
Goodwill	—	—	—	—	11	2.4
Entertainment expense	4	0.8	7	1.4	10	2.2
State and local taxes, net of federal income tax effects	45	8.0	23	4.8	(9)	(2.0)
Other	7	1.2	31	6.5	29	6.4

Provision (benefit) for income taxes from continuing operations	$244	43.0%	$(135)	(28.2)%	$(155)	(33.4)%

        Deferred tax assets and deferred tax liabilities are generated by the following temporary differences:

	December 31, 2003	December 31, 2002
	(In millions)
Deferred tax assets:
Inventory	$171	$168
Investments	267	259
Other liabilities and accrued expenses, primarily compensation and benefits	1,196	1,573
Office facilities	24	21
State and local taxes	36	46

Total deferred tax assets	1,694	2,067

Deferred tax liabilities:
Inventory	55	60
Investments	228	191
Office facilities	51	44
Other	41	115

Total deferred tax liabilities	375	410

Deferred tax assets net of deferred tax liabilities	1,319	1,657
Valuation allowance for state and local taxes	(36)	(46)

Net deferred tax asset	$1,283	$1,611

        Management has determined that the realization of the recognized gross deferred tax assets of $1.7 billion and $2.1 billion as of December 31, 2003 and 2002, respectively, is more likely than not based on anticipated future taxable income. In addition, for federal income tax purposes, the Company has planning strategies available that enhance its ability to utilize these tax benefits. However, if estimates of future taxable income are reduced, the amount of the deferred tax asset considered realizable could also be reduced. Further, due to uncertainty concerning the Company's ability to generate the necessary amount and mix of state and local taxable income in future periods, the Company maintains a valuation allowance against its deferred state and local tax asset in the amount of $36 million and $46 million as of December 31, 2003 and 2002, respectively.

5.     Transfers and Servicing of Financial Assets

        As of December 31, 2003 and 2002, the fair market value of assets that the Company pledged to counterparties was $163.7 billion and $147.0 billion, respectively, of which $47.6 billion and $49.7 billion, respectively, are included in financial instruments owned in the consolidated statements of financial condition.

        The Company has also received similar assets as collateral that the Company has the right to re-pledge or sell. The Company routinely re-pledges or lends these assets to third parties. As of December 31, 2003 and 2002, the fair market value of the assets pledged to the Company was $162.3 billion and $142.1 billion, respectively, of which $154.3 billion and $129.1 billion, respectively, was sold or repledged.

Securitization Activities

        The Company originates and purchases commercial and residential mortgages for the purpose of securitization. The Company sells these mortgage loans to qualified special purpose entities ("QSPEs").

These QSPEs issue securities that are backed by the assets transferred to the QSPEs and pay a return based on the returns on those assets. Investors in these mortgage-backed securities typically have recourse to the assets in the QSPE. The investors and the QSPEs have no recourse to the Company's assets. CSFB LLC is an underwriter of, and makes a market in, these securities.

        The Company purchases loans and other debt obligations from clients for the purpose of securitization. The loans and other debt obligations are sold by the Company directly, or indirectly through affiliates, to QSPEs or other VIEs that issue CDOs. CSFB LLC structures, underwrites and makes a market in these CDOs.

        The Company may retain interests in these securitized assets in connection with its underwriting and market-making activities. The Company's exposure in its securitization activities is limited to its retained interests. Retained interests in securitized financial assets are included at fair value in financial instruments owned in the consolidated statements of financial condition. Any changes in the fair value of these retained interests are recognized in the consolidated statements of operations. The fair values of retained interests are determined using present value of estimated future cash flows valuation techniques that incorporate assumptions that market participants customarily use in their estimates of values.

        The following table presents the proceeds and gain or loss related to the securitization of commercial mortgage loans, residential mortgage loans and CDOs for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31, 2003			For the Year Ended December 31, 2002			For the Year Ended December 31, 2001
	Commercial mortgage loans	Residential mortgage loans	Collateralized debt obligations	Commercial mortgage loans	Residential mortgage loans	Collateralized debt obligations	Commercial mortgage loans	Residential mortgage loans	Collateralized debt obligations
	(In millions)
Proceeds from new securitizations	$7,024	$32,299	$6,729	$5,082	$24,133	$8,101	$8,703	$13,870	$8,344
Gain (loss) on securitizations(1)	$244	$(94)	$67	$145	$(120)	$68	$(10)	$47	$104

(1)
Includes the effects of hedging, underwriting and retained interest gains and losses but excludes all gains or losses, including net interest revenues, on assets prior to securitization. The net revenues earned while holding the residential mortgage loans prior to securitization significantly exceeded the amount of the losses from securitization.

        Excluded from the table above are proceeds of $40.3 billion related to the securitization of agency mortgage-backed securities for the year ended December 31, 2003. For the year ended December 31, 2003, the Company realized gains of $45 million from these securitizations.

        Key economic assumptions used in measuring at the date of securitization the fair value of the retained interests resulting from securitizations completed during the years ended December 31, 2003 and 2002 were as follows:

	For the Year Ended December 31, 2003			For the Year Ended December 31, 2002
	Commercial mortgage loans (1)	Residential mortgage loans	Collateralized debt obligations(2)	Commercial mortgage loans(1)	Residential mortgage loans	Collateralized debt obligations (2)
Weighted-average life (in years)	2.8	4.5	8.7	2.3	3.8	7.3
Prepayment speed assumption ("PSA") (in rate per annum)(3)	N/A	200 PSA to 325 PSA	N/A	N/A	200 PSA to 325 PSA	N/A
Cash flow discount rate (in rate per annum)(4)	7.8-12.8%	4.2-37.5%	2.9-5.9%	9.1-17.6%	4.3-7.5%	6.0-11.4%
Expected credit losses (in rate per annum)(5)	—	—	—	—	—	—

        The following table sets forth the fair value of retained interests from securitizations as of December 31, 2003, key economic assumptions used to determine the fair value and the sensitivity of the fair value to immediate adverse changes in those assumptions:

	December 31, 2003
	Commercial mortgage loans (1)	Residential mortgage loans	Collateralized debt obligations (2)
	(Dollars in millions)
Carrying amount/fair value of retained interests	$203	$2,224	$447
Weighted-average life (in years)	2.2	4.2	10.6
PSA (in rate per annum)(3)	N/A	250 PSA	N/A
Impact on fair value of 10% adverse change	—	$(5)	—
Impact on fair value of 20% adverse change	—	$(13)	—
Cash flow discount rate (in rate per annum)(4)	9.7%	4.2%	4.0%
Impact on fair value of 10% adverse change	$(2)	$(34)	$(17)
Impact on fair value of 20% adverse change	$(4)	$(68)	$(34)
Expected credit losses (in rate per annum)(5)	—	—	—
Impact on fair value of 10% adverse change(6)	$—	$(1)	$—
Impact on fair value of 20% adverse change(6)	$—	$(2)	$(1)

(1)
To deter prepayment, commercial mortgage loans typically have prepayment protection in the form of prepayment lockouts and yield maintenances.

(2)
CDO deals are generally structured to be protected from prepayment risk.

(3)
PSA is an industry standard prepayment speed metric used for projecting prepayments over the life of a residential mortgage loan. PSA utilizes the Constant Prepayment Rate ("CPR") assumptions. A 100% prepayment assumption assumes a prepayment rate of 0.2% per annum of the outstanding principal balance of mortgage loans in the first month. This increases by 0.2% thereafter during the term of the mortgage loan, leveling off to a CPR of 6.0% per annum beginning in the thirtieth month and each month thereafter during the term of the mortgage loan. 100 PSA equals 6 CPR.

(4)
The rate is based on the weighted average yield on the retained interest.

(5)
Expected credit losses are not expected to be significant because a significant portion of the beneficial interests retained as of December 31, 2003 and 2002 represent investment-grade interests.

(6)
The investment-grade retained interests were not subjected to credit stress because the subordinate bonds are expected to absorb the potential credit losses.

        These sensitivities are hypothetical and do not reflect the benefits of hedging activities and therefore should be used with caution. Changes in fair value based on a 10% or 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption. In practice, changes in one assumption may result in changes in other assumptions (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which may magnify or counteract the sensitivities.

Variable Interest Entities

        FIN 46 requires the Company to consolidate all VIEs for which it is the primary beneficiary, defined as the entity that will absorb a majority of expected losses, receive a majority of the expected residual returns, or both. In December 2003, the FASB modified FIN 46, through the issuance of FIN 46R, to address various implementation issues that had arisen since the issuance of FIN 46 and to provide companies the option to defer the adoption of FIN 46 for certain VIEs to periods ending after March 15, 2004. As of December 31, 2003, with the exception of certain private equity funds that were a subject of the deferral, the Company consolidated all VIEs under FIN 46 for which it is the primary beneficiary, all of which were related to certain CDO activities described below. The cumulative effect of the Company's adoption of FIN 46 for VIEs created before February 1, 2003 was an after-tax loss of $9 million reported in the consolidated statement of operations as cumulative effect of a change in accounting principle. The cumulative effect is determined by recording the assets, liabilities and non-controlling interests in the VIE at their carrying amounts as of the date of consolidation. The difference between the net amount added to the consolidated statement of financial condition and the amount of previously recognized interest represents the cumulative effect. The effect of the Company's adoption of FIN 46 for VIEs created after January 31, 2003 are included in the consolidated statement of operations in income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle.

        The Company has variable interests in several CDO VIEs. As described under "—Securitization Activities," in the normal course of its business, the Company purchases loans and other debt obligations from and on behalf of clients primarily for the purpose of securitization. These assets are sold to and warehoused by affiliates and, at the end of a warehousing period, the assets are sold to VIEs or QSPEs for securitization. The Company engages in these transactions to meet the needs of clients, to earn fees and to sell financial assets. The purpose of these CDO VIEs is to provide investors a return based on the underlying debt instruments of the CDO VIEs. In connection with its underwriting and market-making activities, the Company may retain interests in the CDO VIEs. The CDO entities may have actively managed ("open") portfolios or static or unmanaged ("closed") portfolios. The closed CDO transactions are typically structured to use QSPEs, which are not consolidated in the Company's financial statements.

        The Company has consolidated all CDO VIEs for which it is the primary beneficiary. As of December 31, 2003, the Company recorded $901 million, the carrying amount of the consolidated assets of these CDO VIEs that are collateral for the VIE obligations. The beneficial interests of these consolidated CDO VIEs are payable solely from the cash flows of the related collateral, and the creditors of these VIEs do not have recourse to the Company in the event of default.

        The Company retains significant debt and equity interests in open CDO VIEs that are not consolidated because the Company is not the primary beneficiary. The total assets in these CDO VIEs as of December 31, 2003 were $3.6 billion. The Company's maximum exposure to loss as of December 31, 2003 was $165 million, which was the amount of its retained interests, carried at fair value, in financial instruments owned.

        Certain of the Company's private equity funds may also be subject to FIN 46R. The Company is typically the general partner and investment adviser to these funds, certain of which are offered as investment products to the Company's personnel. The Company did not consolidate these private equity funds as of December 31, 2003 in accordance with the effective date and transition provisions of FIN 46. Management is currently working on finalizing its analysis of the application of FIN 46R to these private equity funds as of March 31, 2004.

6.     Borrowings

        Short-term borrowings are generally demand obligations with interest approximating the federal funds rate, LIBOR or other money market indices. Such borrowings are generally used to facilitate the securities settlement process, finance financial instruments owned and finance securities purchased by customers on margin. As of December 31, 2003 and 2002, there were no short-term borrowings secured by Company-owned securities.

        The following table sets forth the Company's short-term borrowings and their weighted average interest rates:

	Short-term borrowings December 31,		Weighted average interest rates December 31,
	2003	2002	2003	2002
	(In millions)
Bank loans, including loans from affiliates	$14,932	$9,851	1.31%	2.04%
Commercial paper	1,052	2,082	1.08%	3.83%

Total short-term borrowings	$15,984	$11,933

        The Company has two commercial paper programs exempt from registration under the Securities Act of 1933 that allow the Company to issue up to $7.0 billion in commercial paper.

        The following table sets forth the Company's long-term borrowings as of December 31, 2003 and 2002:

	December 31, 2003	December 31, 2002
	(In millions)
Senior notes 3.875%-8.00%, due various dates through 2032	$16,791	$14,688
Medium-term notes 0.97%-7.528%, due various dates through 2032	7,391	8,232
Structured borrowings 7.06%-7.335%, due various dates through 2014	139	174

Total long-term borrowings	$24,321	$23,094

Current maturities of long-term borrowings	$2,239	$3,589

        In April 2002, the Company filed with the Securities and Exchange Commission ("SEC") a shelf registration statement that allows the Company to issue from time to time up to $10.0 billion of senior and subordinated debt securities, and warrants to purchase such securities. Under that shelf registration statement, the Company had, as of June 3, 2004, approximately $20 million available for issuance.

        For the years ended December 31, 2003, 2002 and 2001, interest paid on all borrowings and financing arrangements, including repurchase agreements, was $4.7 billion, $4.9 billion and $9.4 billion, respectively. As of December 31, 2003 and 2002, long-term borrowings included unrealized appreciation of approximately $808 million and $1.2 billion, respectively, associated with fair value hedges under SFAS 133. As of December 31, 2003 and 2002, the Company had entered into interest rate and currency swaps of $16.6 billion and $15.0 billion, respectively, on the Company's long-term borrowings for hedging purposes. Substantially all of these swaps qualified as fair value hedges under SFAS 133. See Note 10 for more information.

        The following table sets forth scheduled maturities of all long-term borrowings as of December 31, 2003 and 2002:

	December 31, 2003	December 31, 2002
	(In millions)
2003	$—	$3,589
2004	2,239	2,203
2005	3,134	2,658
2006	3,174	2,314
2007	2,499	2,412
2008	3,388	2,021
2009-2032	9,887	7,897

Total	$24,321	$23,094

        As of December 31, 2003, CSFB LLC maintained two 364-day committed secured revolving credit facilities totaling $450 million, with maturities in 2004, and in February 2004, it entered into a third facility for $250 million, maturing in 2005. These facilities require CSFB LLC to pledge unencumbered marketable securities to secure any borrowings. Borrowings under each facility would bear interest at short-term rates related to either the federal funds rate or LIBOR and can be used for general corporate purposes. The facilities contain customary covenants that the Company believes will not impair its ability to obtain funding. As of December 31, 2003, no borrowings were outstanding under any of the facilities.

2003 Financings:

        In the year ended December 31, 2003, the Company issued both medium-term notes and longer-dated fixed income securities to extend the maturity profile of the Company's debt. For the year ended December 31, 2003, the Company issued $1.2 billion in medium-term and index-linked notes, $1.0 billion of 3.875% notes due 2009, $1.0 billion of 5.5% notes due 2013 and $300 million of 6.125% notes due 2011 under its $10.0 billion shelf registration statement established in April 2002 and $1.5 billion in medium-term notes under a $5.0 billion Euromarket program established in July 2001.

        During the year ended December 31, 2003, the Company repaid approximately $3.5 billion of medium-term notes and $23 million of structured notes.

2002 Financings:

        In the year ended December 31, 2002, the Company issued both medium-term notes and longer-dated fixed income securities to extend the maturity profile of the Company's debt. For the year ended December 31, 2002, the Company issued $2.75 billion of 6.5% notes due 2012, $1.75 billion of 5.75% notes due 2007, $1.0 billion of 7.125% notes due 2032, $1.4 billion of 4.625% notes due 2008 and $2.7 billion in medium-term notes. For the year ended December 31, 2002, the Company issued $822 million in medium-term notes under a $5.0 billion Euromarket program established in July 2001.

        During 2002, approximately $3.2 billion of medium-term notes, $650 million of senior notes, $10 million of structured notes and $5 million of other long-term borrowings were repaid.

7.     Private Equity and Other Long-Term Investments

        Private equity and other long-term investments include direct investments and investments in partnerships that make private equity and related investments in various portfolio companies and funds. The Company categorizes its private equity and other long-term investments into three categories, CSFB-managed funds, direct investments and funds managed by third parties. These investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933; therefore, these investments are carried at amounts which approximate fair value.

        The Company's subsidiaries manage many private equity partnerships (the "Funds"). When the investment performance on CSFB-managed Funds exceeds specific thresholds, the Company and certain other general partners (the "GPs") may be entitled to receive a carried interest distribution. Carried interest distributions are based on the cumulative investment performance of each Fund at the time the distribution is made. As a result, the Company, in its capacity as a GP (or general partner or managing member of a GP), may be obligated to return to investors in the Funds all or a portion of the carried interest distributions received by the GPs if the GPs have received excess carried interest payments over the life of the Funds under the governing documents of the Funds. The amount of such contingent obligation is based upon the performance of the Funds but cannot exceed the amount received by the GPs. As of December 31, 2003 and 2002, the maximum amount of such contingent obligations was $252 million and $155 million, respectively, assuming the Funds' remaining investments were worthless. Assuming the Funds' remaining investments were sold at their current carrying values as of December 31, 2003 and 2002, the contingent obligations would have been $6 million and $31 million, respectively.

        In addition, pursuant to certain contractual arrangements, the Company is obligated to make cash payments to certain investors in certain Funds if specified performance thresholds are not met by such Funds. As of December 31, 2003 and 2002, the maximum amount of such contingent obligations was $46 million and $37 million, respectively, assuming the Funds' remaining investments were worthless. Assuming the Funds' remaining investments were sold at their current carrying values as of December 31, 2003, there would have been no contingent obligation. The contingent obligation as of December 31, 2002 would have been $1 million.

        As of December 31, 2003 and 2002, the Company had investments in private equity and other long-term investments of $1.1 billion and $1.0 billion, respectively, and had commitments to invest up to an additional $1.3 billion and $1.7 billion as of December 31, 2003 and 2002, respectively. The cost of these investments was $1.5 billion and $1.4 billion as of December 31, 2003 and 2002, respectively. Changes in net unrealized appreciation/depreciation arising from changes in fair value and the gain or loss realized upon sale are reflected in principal transactions-net in the consolidated statements of operations.

8.     Net Capital

        The Company's principal wholly owned subsidiary, CSFB LLC, is a registered broker-dealer, registered futures commission merchant and member firm of the New York Stock Exchange Inc. ("NYSE"). As such, it is subject to the NYSE's net capital rule, which conforms to the uniform net capital rule pursuant to Rule 15c3-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the alternative method permitted by this rule, the required net capital may not be less than two percent of aggregate debit balances arising from customer transactions or four percent of segregated funds, whichever is greater. If a member firm's net capital is less than four percent of aggregate debit balances, the NYSE may require the firm to reduce its business. If a member firm's net capital is less than five percent of aggregate debit balances, the NYSE may prevent the firm from expanding its business and declaring cash dividends. As of December 31, 2003, CSFB LLC's net capital of approximately $3.5 billion was 59% of aggregate debit balances and in excess of the minimum requirement by approximately $3.4 billion.

        The Company's OTC derivatives dealer subsidiary, Credit Suisse First Boston Capital LLC ("CSFB Capital LLC"), is also subject to the uniform net capital rule, but calculates its net capital based on value at risk under Appendix F of Rule 15c3-1 under the Exchange Act. As of December 31, 2003, CSFB Capital LLC's net capital of $180 million, allowing for market and credit risk exposure of $37 million and $49 million, respectively, was in excess of the minimum net capital requirement by $160 million. CSFB Capital LLC operates pursuant to the (k)(2)(ii) exemptive provisions of Rule 15c3-3 of the Exchange Act, and, accordingly, all customer transactions are cleared through CSFB LLC on a fully disclosed basis.

        Certain other subsidiaries are subject to capital adequacy requirements. As of December 31, 2003, the Company and its subsidiaries complied with all applicable regulatory capital adequacy requirements.

9.     Cash and Securities Segregated Under Federal and Other Regulations

        In compliance with the Commodity Exchange Act, CSFB LLC segregates funds deposited by customers and funds accruing to customers as a result of trades or contracts. As of December 31, 2003 and 2002, cash and securities aggregating $2.6 billion and $1.8 billion, respectively, were segregated or secured by CSFB LLC in separate accounts exclusively for the benefit of customers.

        In accordance with the SEC's no-action letter dated November 3, 1998, CSFB LLC computed a reserve requirement for the proprietary accounts of introducing broker-dealers. As of December 31, 2003 and 2002, CSFB LLC segregated securities aggregating $196 million and $41 million, respectively, on behalf of introducing broker-dealers.

        In addition, CSFB LLC segregated U.S. Treasury securities with a market value of $3.3 billion and $2.3 billion as of December 31, 2003 and 2002, respectively, in a special reserve bank account exclusively for the benefit of customers as required by Rule 15c3-3 of the Exchange Act.

10.   Derivatives Contracts

        The Company uses derivatives contracts for trading and hedging purposes and to provide products for clients. These derivatives include options, forwards, futures and swaps.

Non-trading Derivatives

        The Company manages its interest rate exposure on its fixed rate debt by using interest rate swaps. These swaps are considered hedging instruments and qualify as fair value hedges under SFAS 133. For qualifying fair value hedges, the changes in fair value of both the hedging instrument and the underlying debt are included in principal transactions-net and the interest flows are included in interest income (expense) in the consolidated statements of operations.

        The effectiveness of a qualifying hedging relationship is evaluated using quantitative measures of correlation. If a hedge relationship is not found to be highly effective, the hedge relationship no longer qualifies for hedge accounting under SFAS 133. As such, any subsequent gains or losses attributable to the hedged item cease to be recognized, while the subsequent changes in the derivatives instrument's fair value are recognized in earnings, in each reporting period. In addition, the fair value adjustment of the debt due to hedge accounting is amortized over the remaining life of the debt as a yield adjustment.

        The gains and losses related to the ineffective component of the fair value hedges were not material for the years ended December 31, 2003, 2002 and 2001.

        Other derivatives used for hedging purposes that do not qualify as hedges under SFAS 133 are carried at fair value with changes in value and interest flows included in principal transactions-net in the consolidated statements of operations. For the years ended December 31, 2003, 2002 and 2001, the Company recognized a pre-tax gain of $1 million, $4 million and $8 million, respectively, for these derivatives.

        The cumulative effect of adopting SFAS 133 as of January 1, 2001, representing the initial re-evaluation of derivatives, was a gain of $1 million reported in the consolidated statement of operations for the year ended December 31, 2001 separately as cumulative effect of a change in accounting principle and an after-tax loss of $1 million included in accumulated other comprehensive loss.

Trading Derivatives

        The Company enters into various transactions using derivatives for trading purposes, to hedge trading exposures or to provide products to its clients. These derivatives include options, forwards, futures and swaps. Trading derivative contracts are carried at fair value with changes in unrealized and realized gains and losses and interest flows included in principal transactions-net in the consolidated statements of operations.

  Options

        The Company writes option contracts specifically designed to meet customer needs, for trading purposes or for hedging purposes. The options do not expose the Company to credit risk because the Company, not its counterparty, is obligated to perform. At the beginning of the contract period, the Company receives a cash premium. During the contract period, the Company bears the risk of unfavorable changes in the value of the financial instruments underlying the options. To manage this market risk, the Company purchases or sells cash or derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, forward and futures contracts, swaps and options.

        The Company also purchases options to meet customer needs, for trading purposes or for hedging purposes. With purchased options, the Company gets the right, for a fee, to buy or sell the underlying instrument at a fixed price on or before a specified date. The underlying instruments for these options include fixed income securities, equities, foreign currencies and interest rate instruments or indices. The counterparties to these option contracts are reviewed to determine whether they are creditworthy.

  Forwards and Futures

        The Company enters into forward purchases and sales contracts for mortgage-backed securities, foreign currencies and commitments to buy or sell commercial and residential mortgages. In addition, the Company enters into futures contracts on equity-based indices and other financial instruments, as well as options on futures contracts.

        Because forward contracts are subject to the financial reliability of the counterparty, the Company is exposed to credit risk. To mitigate this credit risk, the Company limits transactions with specific counterparties, reviews credit limits and adheres to internally established credit extension policies.

        For futures contracts and options on futures contracts, the change in the market value is settled with a clearing broker in cash each day. As a result, the credit risk with the clearing broker is limited to the net positive change in the market value for a single day, which is recorded in receivables (payables) from (to) brokers, dealers and others in the consolidated statements of financial condition.

  Swaps

        The Company's swap agreements consist primarily of interest rate, equity and credit default swaps. Interest rate swaps are contractual agreements to exchange interest rate payments based on agreed notional amounts and maturity. Equity swaps are contractual agreements to receive the appreciation or depreciation in value based on a specific strike price on an equity instrument in exchange for paying another rate, which is usually based on an index or interest rate movements. Credit default swaps are contractual agreements in which one counterparty pays a periodic fee in return for a contingent payment by the other counterparty following a credit event of a reference entity. A credit event is commonly defined as bankruptcy, insolvency, receivership, material adverse restructuring of debt, or failure to meet payment obligations when due. Swaps are reported at fair value.

Quantitative Disclosures for All Derivatives

        The fair values of all derivatives contracts outstanding as of December 31, 2003 and 2002 were as follows:

	December 31, 2003		December 31, 2002
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Options	$2,892	$2,756	$830	$1,110
Forward contracts (including VPFs)	695	257	719	655
Swaps	1,986	942	2,407	1,084

Total	$5,573	$3,955	$3,956	$2,849

        These assets and liabilities are included as derivatives contracts in financial instruments owned/sold not yet purchased, respectively, in the consolidated statements of financial condition.

11.   Financial Instruments With Off-Balance Sheet Risk

        In the normal course of business, the Company's customer and trading activities include executing, settling and financing various securities and financial instrument transactions. To execute these transactions, the Company purchases and sells (including "short sales") securities, and purchases and sells forward contracts primarily for mortgage-backed securities, foreign currencies and financial futures. If the customer or counterparty to the transaction is unable to fulfill its contractual obligations, and margin requirements are not sufficient to cover losses, the Company may be exposed to off-balance-sheet risk. In these situations, the Company may be required to purchase or sell financial instruments at prevailing market prices, which may not fully cover the obligations of its customers or counterparties. This risk is limited by requiring customers and counterparties to maintain margin collateral that complies with regulatory and internal guidelines.

        As part of the Company's financing and securities settlement activities, the Company uses securities as collateral to support various secured financing sources. If the counterparty does not meet its contractual obligation to return securities used as collateral, the Company may be exposed to the risk of reacquiring the securities at prevailing market prices to satisfy its obligations. The Company controls this risk by monitoring the market value of financial instruments pledged each day and by requiring collateral levels to be adjusted in the event of excess market exposure.

        The Company enters into forward contracts under which securities and currencies are delivered or received in the future at a specified price or yield. If counterparties are unable to perform under the terms of the contracts or if the value of the securities, currency or interest rates change, the Company is exposed to risk. Such risk is controlled by monitoring the market value of the financial instrument contracted for each day and by reviewing the creditworthiness of the counterparties.

        The settlement of the above transactions is not expected to have a material adverse effect on the Company's consolidated financial statements. For additional information on certain off-balance sheet arrangements, see Notes 5 and 17.

12.   Concentrations of Credit Risk

        The Company is engaged in various securities trading and brokerage activities servicing a diverse group of domestic and foreign corporations, governments and institutional and individual investors. A substantial portion of the Company's transactions are executed with and on behalf of institutional investors, including other brokers and dealers, mortgage brokers, commercial banks, U.S. agencies, mutual funds, hedge funds and other financial institutions. These transactions are generally collateralized. Credit risk is the potential for loss resulting from the default by a counterparty of its obligations. Exposure to credit risk is generated by securities and currency settlements, contracting derivatives and forward transactions with customers and dealers, and the holding in inventory of bonds and/or loans. The Company uses various means to manage its credit risk. The creditworthiness of all counterparties is analyzed at the outset of a credit relationship with the Company. These counterparties are subsequently reviewed on a periodic basis. The Company sets a maximum exposure limit for each counterparty, as well as for groups or classes of counterparties. Furthermore, the Company enters into master netting agreements when feasible and demands collateral from certain counterparties or for certain types of credit transactions.

        The Company's customer securities activities are transacted either in cash or on a margin basis, in which the Company extends credit to the customer. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral to comply with various regulatory and internal guidelines. The Company monitors required margin levels each day and requires customers to deposit additional collateral, or reduce positions, when necessary.

13.   Stockholders' Equity

        On March 31, 2004, the Company's immediate parent company, CSFBI, transferred the HNW Business of CSAM, a wholly owned subsidiary of CSFBI, to the Company as a capital contribution of $221 million. The transfer of this business was accounted for at historical cost in a manner similar to pooling-of-interest accounting because CSAM and the Company were under the common control of CSFBI at the time of transfer. The Company has restated its financial information for all periods presented to reflect the results of operations, financial condition, cash flows and changes in stockholders' equity of the CSAM HNW Business as if the Company had acquired it on November 3, 2000, the date that the Company was acquired by CSFBI. For information regarding the transfer, see Note 1.

        On March 20, 2003, the Company's immediate parent company, CSFBI, transferred Management LLC to the Company as a capital contribution of $75 million. The transfer of Management LLC has been accounted for at historical cost in a manner similar to pooling-of-interest accounting because Management LLC and the Company were under the common control of CSFBI at the time of the transfer.

        On February 28, 2003, the Company redeemed the remaining 88,500 shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B (liquidation preference of $50.00 per share) at par plus accrued and unpaid dividends.

        On December 31, 2002, CSFBI contributed $150 million to Management LLC.

        On September 30, 2002, CSFBI contributed all of the issued and outstanding shares of Madison Purchasing Corp. ("MMP") to the Company in order to achieve certain administrative efficiencies. Simultaneous with the contribution of MMP to the Company, MMP was merged with Donaldson

Leasing Corp., a subsidiary of the Company. MMP is the surviving entity. The effect of this contribution on stockholder's equity was an increase of $14 thousand in paid-in capital.

        On August 1, 2002, CSFBI contributed $150 million to Management LLC.

        On July 3, 2002, the Company purchased 1,500 shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B (liquidation preference of $50.00 per share) for $50.00 per share plus accrued and unpaid dividends.

        On December 31, 2001, the Company redeemed at par ($50 per share) its 4 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, plus accrued and unpaid dividends to the redemption date.

        On November 29, 2001, pursuant to a tender offer, the Company purchased 3.41 million of its 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B (liquidation preference of $50.00 per share) for $52.20 per share plus accrued and unpaid dividends to the purchase date. The Company recorded the excess of the purchase price over the carrying value of $8 million in retained earnings in 2001.

        On August 21, 2001, a tender offer was completed for the outstanding shares of CSFBdirect common stock. As a result of the change in capital structure brought about by the acquisition by CSFBI of all of the outstanding shares of the Company's voting common stock and the acquisition of CSFBdirect non-voting stock, 1,100 shares of the Company's common stock were issued to CSFBI.

        In February 2001, CSFBI transferred CSFB Capital Holdings, Inc. to the Company as a capital contribution of $34 million. CSFB Capital Holdings, Inc. is the parent of CSFB Capital LLC.

14.   Employee Benefit Plans

        The Company provides retirement and postretirement benefits to its U.S. and certain non-U.S. employees through participation in defined benefit and defined contribution pension plans and other plans. The Company's measurement date for its pension and other postretirement benefit plans is September 30.

Pension Plans

        The Company participates in a non-contributory defined benefit pension plan (the "Qualified Plan") available to individuals employed before January 1, 2000. The Company also provides a non-contributory, non-qualified, unfunded plan (the "Supplemental Plan"), which provides benefits to certain senior employees and Qualified Plan participants whose benefits may be limited by tax regulations. Benefits under these pension plans are based on years of service and employee compensation. Contributions to the Qualified Plan are made as required by the Internal Revenue Code and applicable law but not in excess of the amounts deductible by the Company for income tax purposes. Company contributions to the Qualified Plan were $38 million, $41 million and $27 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company also participates in a defined contribution employee benefit plan, which primarily covers the Company's U.S. full-time and certain part-time employees. Employees hired on or after January 1, 2000 also receive a pension contribution in the defined contribution employee benefit plan. Company contributions were $55 million, $59 million and $59 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        In November 2003, the Company changed its retirement benefits to link them to the performance of the Credit Suisse First Boston business unit, effective January 1, 2004. As a result, certain individuals no longer accrue benefits under the Qualified Plan but will participate in the defined contribution employee benefit plan similar to employees hired on or after January 1, 2000. In the fourth quarter of

2003, the Company recorded a pre-tax charge of $4 million due to the curtailment of future benefits for certain individuals as a result of this change in retirement benefits. Because the financial statement disclosures that follow were determined as of the measurement date of September 30, 2003, they do not reflect the effects of this curtailment.

Other Postretirement Plans

        In addition, the Company provides certain subsidized unfunded health-care benefits for eligible retired employees (the "Other Plans"). Employees hired prior to July 1, 1988 become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The plan sponsor has the right to modify or terminate these benefits. As of December 31, 2003 and 2002, the aggregate accumulated postretirement benefit obligation was $67 million and $44 million, respectively.

        In 2003, the Medicare Act was signed into law and introduced both a Medicare prescription drug benefit and a federal subsidy to sponsors of retiree health-care plans that provide a benefit that is at least "actuarially equivalent" to the Medicare benefit. In accordance with FSP 106-1, the Company has elected to defer the application of the measurement and disclosure requirements of SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" until authoritative guidance is issued. Accordingly, amounts related to the net periodic postretirement benefit costs do not reflect the effects of the Medicare Act. The Company may be required to restate amounts reported in this Current Report in future periods. The Medicare Act is not expected to have a material effect on the Company's consolidated financial statements.

        The following table presents the pension expense by component for the Qualified Plan for the years ended September 30, 2003, 2002 and 2001:

	For the Year Ended September 30,
	2003	2002	2001
	(In millions)
Components of Net Periodic Benefit Cost:
Service cost	$26	$24	$21
Interest cost	31	28	25
Expected return on plan assets	(37)	(36)	(33)
Amortization of unrecognized transition asset	(2)	(2)	(2)
Amortization of prior service cost	1	—	—
Recognized net actuarial loss	9	1	—

Net periodic benefit cost	$28	$15	$11

        The following table presents the pension expense for the Supplemental Plan and postretirement health-care expense for the Other Plans by component for the years ended September 30, 2003, 2002 and 2001:

	For the Year Ended September 30,
	2003	2002	2001
	(In millions)
Components of Net Periodic Benefit Cost:
Service cost	$3	$2	$1
Interest cost	6	4	4
Amortization of unrecognized transition obligation	1	1	1
Amortization of prior service cost	(1)	(1)	—
Recognized net actuarial loss (gain)	2	4	(1)

Net periodic benefit cost	$11	$10	$5

        The following table presents on a weighted average basis the assumptions used in determining the net periodic benefit costs for the Qualified Plan, the Supplemental Plan and the Other Plans for the years ended September 30, 2003, 2002 and 2001:

	For the Year Ended September 30,
	2003	2002	2001
Discount rate	6.25%	7.00%	7.50%
Rate of compensation increase	4.00%	5.50%	5.50%
Expected rate of return(1)	8.50%	9.00%	9.00%

(1)
The expected long-term rate of return on plan assets assumption is based on historical real rates of return of the various asset classes, weighted based on the target asset allocation percentages for each major category of plan assets. The anticipated inflation rate is added to these historical real rates of return to arrive at the expected long-term rate of return on plan assets assumption.

        The following table reconciles the changes in the projected benefit obligation and the fair value of the plan assets and summarizes the funded status for the Qualified Plan, the Supplemental Plan and the Other Plans. Amounts shown are as of the measurement date, which is September 30, 2003 and 2002:

	Qualified		Supplemental and Other
	2003	2002	2003	2002
	(In millions)
Change in Benefit Obligation
Benefit obligation as of beginning of period	$517	$398	$77	$55
Service cost	26	24	3	2
Interest cost	31	28	6	4
Participant contributions	—	—	1	1
Amendments	2	1	—	—
Actuarial loss	16	85	21	15
Acquisitions	—	—	—	4
Benefits paid	(17)	(19)	(4)	(4)

Benefit obligation as of the end of period	$575	$517	$104	$77

Change in Plan Assets
Fair value of assets as of the beginning of period	$313	$320	$—	$—
Actual return on plan assets	51	(29)	—	—
Participant contributions	—	—	3	3
Employer contributions	38	41	1	1
Benefits paid	(17)	(19)	(4)	(4)

Fair value of assets as of the end of period	$385	$313	$—	$—

Funded Status
Funded status	$(190)	$(204)	$(104)	$(77)
Benefits paid	—	—	2	1
Unrecognized transition (asset)/obligation	(3)	(5)	1	2
Unrecognized prior service cost	5	4	(1)	(1)
Unrecognized net actuarial loss	276	282	32	12

Prepaid/(accrued) benefit cost	$88	$77	$(70)	$(63)

        As of September 30, 2003, the fair value of the plan assets was less than the benefit obligation. The Company made a payment of $150 million to the Qualified Plan in January 2004.

        The assumptions used in determining the projected benefit obligation and the projected health-care postretirement benefit obligation as of September 30, 2003 and 2002 were:

	2003	2002
Discount rate	6.00%	6.25%
Rate of compensation increase	4.00%	4.00%

        The accumulated benefit obligation for the Qualified Plan was $533 million and $463 million as of September 30, 2003 and 2002, respectively. The accumulated benefit obligation for the Supplemental Plans was $33 million and $28 million as of September 30, 2003 and 2002, respectively. As of September 30, 2003, the Company had a prepaid benefit cost of $88 million related to the Qualified Plan consisting of $148 million in an unfunded accumulated benefit obligation, an intangible asset of

$5 million and $231 million in accumulated other comprehensive loss. As of September 30, 2002, the Company had a prepaid benefit cost of $77 million related to the Qualified Plan consisting of $150 million in an unfunded accumulated benefit obligation, an intangible asset of $4 million and $223 million in accumulated other comprehensive loss.

        The Company had an unfunded accumulated benefit obligation as of the valuation date in 2003 and 2002. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional after-tax charge of $4 million and $90 million for the years ended December 31, 2003 and 2002, respectively, in accumulated other comprehensive loss in the consolidated statements of financial condition. The charge in 2002 was due to the decline in market conditions and the corresponding decline in the value of the Qualified Plan assets, falling interest rates and a decrease in the discount rate used in the calculation of the pension liability that combined to produce an unfunded accumulated benefit obligation.

        The investment policies and strategies of the Qualified Plan are determined by a committee made up of the Company's senior management. The policy is based on long-term goals and is therefore not frequently revised. However, senior management regularly monitors actual allocation compared to the policy. The current asset allocation goal is to achieve an asset mix of approximately 31% in domestic equities; 15% in international equities; 33% in fixed income securities, including 5% in high-yield securities; 10% in real estate; 10% in alternate investments (primarily hedge funds); and 1% in cash. Contributions to the Qualified Plan are made as required by the Internal Revenue Code and applicable law but not in excess of the amounts deductible by the Company for income tax purposes.

        The following table presents the percentage of the fair value of the plan assets as of September 30, 2003 and 2002 by type of asset:

	Qualified
	2003	2002
Asset Allocation:
Equity securities	41%	40%
Fixed income securities	33	36
Real estate	9	9
Cash	17	15

Total	100%	100%

        In determining the accumulated postretirement health-care benefit obligation and the net periodic postretirement costs for 2003, the Company assumed health-care rate increases for 2003 and 2004 of 7.00% and 6.50%, respectively. The ultimate trend rate of increase of 4.75% is expected to be achieved in 2008. Assumed health-care cost trend rates have a significant effect on the amounts reported for the health-care benefits. A 1% change in assumed health-care cost trend rates would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on benefit obligation at end of year	$10	$(8)
Effect on total of service and interest costs for year	$1	$(1)

        Certain key employees of the Company also participate in the following compensation and other arrangements: investments in selected private equity activities of the Company funded by deferred compensation and recourse and non-recourse leveraged loans provided by the Company; non-qualified deferred compensation plans that include managed investments; and other non-qualified plans that are funded by the Company with insurance contracts. The investments, including the leverage factor, and the amounts accrued by the Company under these plans are included in the consolidated statements of financial condition. The employee-related assets were $1.1 billion and $1.2 billion as of December 31, 2003 and 2002, respectively, and are included in other assets and deferred amounts in the consolidated statements of financial condition. Related liabilities for deferred compensation plans were $1.3 billion and $0.9 billion, respectively, as of December 31, 2003 and 2002 and are included in other liabilities in the consolidated statements of financial condition. Gains and losses on these assets and liabilities are recorded in the consolidated statements of operations.

15.   Share-Based Compensation

        The Company participates in the Credit Suisse Group International Share Plan (the "Plan"). The Plan grants share option and share awards to certain employees based on the fair market value of CSG shares at the time of grant.

Option Reduction Program

        In September 2003, CSG completed its option reduction program, which entitled employees to exchange on a value-for-value basis certain existing share option awards for new share option or share awards. In accordance with SFAS 123, the Company did not recognize any compensation expense as a result of that exchange. The new share option and share awards have a one-year service period and the options expire seven years from the grant date.

Share Awards

        In September 2003, CSG amended the Plan and introduced three-year vesting for share awards granted as part of incentive compensation. Compensation expense is recognized over the vesting period. For share awards that are not part of incentive compensation, compensation expense is recognized over a vesting period of one to five years.

        Share awards granted in or before January 2003 for services provided in prior years were expensed during the year the services were provided if there were no vesting requirements. For share awards with vesting requirements, compensation expense was recognized over a vesting period of one to five years.

        The following table reflects the weighted-average fair value of share awards at the grant date, including share awards granted as part of the option reduction program in 2003:

	2003	2002(1)	2001(1)
Weighted-average fair value at grant date	$28.00	$32.08	$41.22

(1)
Weighted-average calculation includes shares granted as part of financial year compensation subsequent to the financial year-end.

        The number of share awards granted during the years ended December 31, 2003, 2002 and 2001 was 28 million, of which 11 million were granted as part of the option reduction program in 2003, 8 million and 12 million, respectively. The number of share awards outstanding as of December 31, 2003, 2002 and 2001 was 48 million, 30 million and 40 million, respectively.

Share Option Awards

        In August 2003, the Company adopted the fair value recognition provisions of SFAS 123, effective January 1, 2003, to account for its stock-based compensation. For additional information, see Note 1.

        In September 2003, CSG amended the Plan and introduced three-year vesting for share option awards granted as part of incentive compensation. The Company will expense all such share options over a three-year vesting period. For share option awards that are not part of incentive compensation, compensation expense is recognized over a vesting period of two to four years. These awards expire ten years from the grant date.

        Share option awards granted in or before January 2003 for service provided in prior years were accounted for under the provisions of APB 25, and, therefore, no compensation expense was recognized for these awards. These share option awards have a vesting period of two to four years and expire ten years from the grant date.

        The number of share option awards outstanding as of December 31, 2003, 2002 and 2001 was 33 million, of which 1 million relate to the option reduction program in 2003, 46 million and 27 million, respectively. The number of share option awards exercisable as of December 31, 2003, 2002 and 2001 was 21 million, 10 million and 1 million, respectively.

        The following table reflects the weighted-average fair values of share option awards at the grant date, including options granted as part of the option reduction program in 2003:

	2003	2002(1)	2001(1)
Weighted-average fair values of options at the grant date	$10.44	$8.67	$11.50

(1)
Weighted-average calculation includes options granted as part of financial year compensation subsequent to the financial year-end.

        The fair value of share option awards was estimated using the Black-Scholes option pricing model. The following table reflects the weighted-average assumptions for the calculation of the fair value of the share option awards granted, including share option awards granted as part of the option reduction program in 2003:

	2003	2002(1)	2001(1)
Expected dividend yield	0.54%	1.88%	2.75%
Expected life of options	4 years	5 years	5 years
Expected volatility	48.00%	44.34%	37.50%
Risk-free interest rate	1.28%	1.86%	3.00%

(1)
Weighted-average calculation includes options granted as part of financial year compensation subsequent to the financial year-end.

16.   Leases and Commitments

        The following table sets forth the Company's minimum operating lease commitments as of December 31, 2003:

Period	(In millions)
2004	$155
2005	151
2006	145
2007	138
2008	130
2009-2025	1,197

Total(1)	$1,916

(1)
Includes contractual obligations related to certain information technology, equipment leases and software licenses of $24 million and excludes sublease revenue of $342 million.

        The following table sets forth certain of the Company's long-term commitments, including the current portion as of December 31, 2003:

	Commitment Expiration Per Period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total commitments
	(In millions)
Standby resale agreements(1)	$—	$75	$—	$—	$75
Private equity(2)	184	107	257	768	1,316
Resale agreements(3)	7,576	385	300	100	8,361

Total commitments	$7,760	$567	$557	$868	$9,752

(1)
In the ordinary course of business, the Company maintains certain standby resale agreement facilities that commit the Company to enter into resale agreements with customers at current market rates.

(2)
Represents commitments to invest in various partnerships that make private equity and related investments in various portfolio companies or other private equity funds.

(3)
Represents commitments to enter into forward resale agreements.

        The Company has access to standby letters of credit of $95 million and $543 million as of December 31, 2003 and 2002, respectively, in order to satisfy counterparty collateral requirements.

        The Company had no capital lease or purchase obligations as of December 31, 2003. For information about certain of the Company's additional commitments, see Notes 6, 7 and 17.

17.   Guarantees

        In the ordinary course of business, the Company enters into guarantee contracts as guarantor. FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") requires disclosure by a guarantor of its maximum potential payment obligations under certain of its guarantees to the extent that it is possible to estimate them. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing such guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that certain events or conditions occur. With certain exceptions, these liability recognition requirements apply to any new guarantees entered into, or current guarantees that are modified, after December 31, 2002.

        The guarantees covered by FIN 45 may require the Company to make payments to the guaranteed party based on changes related to an asset, a liability or an equity security of the guaranteed party. The Company may also be contingently required to make payments to the guaranteed party based on another entity's failure to perform under an agreement, or the Company may have an indirect guarantee of the indebtedness of others, even though the payment to the guaranteed party may not be based on changes related to an asset, liability or equity security of the guaranteed party.

        In addition, FIN 45 covers certain indemnification agreements that contingently require the Company to make payments to the indemnified party based on changes related to an asset, liability or equity security of the indemnified party, such as an adverse judgment in a lawsuit or the imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law.

        The following table sets forth the maximum quantifiable contingent liability associated with guarantees covered by FIN 45 as of December 31, 2003 by maturity:

	Guarantee of Commitment Expiration Per Period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total guarantees
	(In millions)
Performance guarantees	$—	$48	$217	$479	$744
Derivatives	3,064	3,180	457	1,034	7,735
Related party guarantees	—	—	—	3,725	3,725

Total guarantees	$3,064	$3,228	$674	$5,238	$12,204

Performance Guarantees

        In the ordinary course of business, the Company enters into contracts that would require it, as the guarantor, to make payments to the guaranteed party based on a third party's failure to perform under an agreement. As of December 31, 2003, the Company had a maximum contingent liability of $744 million under performance guarantees.

  Federal National Mortgage Association ("FNMA") Activities

        As part of the Company's commercial mortgage activities, the Company sells certain commercial mortgages that it has originated to FNMA and agrees to bear a percentage of the losses should the borrowers fail to perform. The Company also issues guarantees that require it to reimburse FNMA for losses on certain whole loans underlying mortgage-backed securities issued by FNMA, and as of December 31, 2003, recorded liabilities of $7 million related to these guarantees. The Company's maximum potential exposure related to these guarantees, assuming all the borrowers failed to perform, was $403 million as of December 31, 2003.

  Guarantees of Collection of Prepayment Penalties

        As part of the Company's residential mortgage securitization activities, the Company at times guarantees the collection by the servicer and remittance to the securitization trust of prepayment penalties. As of December 31, 2003, the Company's maximum exposure under the guarantees, assuming that the servicers fail to collect and remit every prepayment penalty, was $341 million.

Derivatives

        In the ordinary course of business, the Company enters into OTC contracts that meet the definition of a guarantee under FIN 45. Included in this category are certain written OTC put option contracts, pursuant to which the counterparty can potentially force the Company to acquire the underlying financial instrument or require the Company to make a cash payment in an amount equal to the decline in value of the financial instrument underlying the OTC put option. Also included in this category are credit derivatives that may subject the Company to credit spread or issuer default risk because the change in credit spreads or the credit quality of the underlying financial instrument may obligate the Company to make a payment. The Company seeks to manage these OTC derivatives exposures by engaging in various hedging strategies to reduce its exposure.

        FIN 45 does not require disclosures about derivatives instruments if they can be cash settled and the Company has no basis to conclude that it is probable that the counterparties held the underlying instruments related to the derivatives instrument at the inception of the contract. Derivatives meeting both of these criteria are not disclosed in the table above.

        As of December 31, 2003, the Company recorded $205 million in derivatives that met the definition of a guarantee under FIN 45. These are reflected as derivatives contracts in the consolidated statements of financial condition. The maximum gross contingent liability, excluding any potential offset from hedging activities of these contracts, is $7.7 billion, of which $5.4 billion is with CSG affiliates, and represents the obligation of the Company in the event that all the underlying securities are worthless, the likelihood of which the Company believes is remote. For a further discussion of the Company's risk management activities, see Note 10.

Related Party Guarantees

        For purposes of FIN 45, related party guarantees refer to any guarantees issued by the Company for obligations of any company ("affiliates") controlled by CSG, the Company's ultimate parent, unless it is one of the Company's consolidated subsidiaries. Guarantees issued by the Company for the obligations of its consolidated subsidiaries are excluded because they do not create any incremental liability.

        The Company issues guarantees to customers with respect to certain obligations of its affiliates in the ordinary course of business, including, but not limited to, certain derivatives transactions. Failure to perform by an affiliate would require the Company to perform under the guarantee. The maximum contingent liability of future payments of guarantees issued to counterparties of affiliates as of December 31, 2003 was $3.7 billion. While the maximum contingent liability represents possible future payments under the guarantees, the Company believes that the likelihood of nonperformance by these affiliates is remote. Excluded from the maximum contingent liability above are certain guarantees for which an estimate cannot be made because the exposure is unlimited and therefore impossible to estimate.

Guarantees Related to Private Equity Activities

        As part of its private equity activities, the Company provides guarantees related to carried interest and performance thresholds. The amounts of such guarantees are included in the contingent obligations disclosed in Note 7.

Other Guarantees

        The Company has certain guarantees for which its maximum contingent liability cannot be quantified. These guarantees are not reflected in the table above and are discussed below.

  Indemnifications Issued in Connection with Asset Sales

        In connection with sales of certain assets or businesses, the Company has provided purchasers customary indemnification provisions based on changes in an underlying asset or liability relating to the assets sold. These indemnification provisions are negotiated with the purchaser of the assets or businesses and vary in their scope and duration. These indemnification provisions generally shift the risk of certain unquantifiable and unknowable loss contingencies (e.g., relating to litigation, tax and intellectual property matters) from the purchaser to the seller, as known or quantifiable loss contingencies generally are reflected in the value of the assets or businesses being sold. The Company has determined that it is not possible to make an estimate of the maximum contingent liability under these indemnification provisions. To date, the Company's actual payments arising from these indemnification provisions have been in connection with litigation matters and have not been material.

  Tax Gross-up Arrangements

        The Company provides indemnifications to certain counterparties in connection with its normal operating activities. The Company has determined that it is not possible to make an estimate of the maximum amount it could be obligated to pay. As a normal part of issuing its own securities, the Company typically agrees to reimburse holders for additional tax withholding charges or assessments resulting from changes in applicable tax laws or the interpretation of those laws. Securities that include these agreements to pay additional amounts generally also include a related redemption or call provision if the obligation to pay the additional amounts results from a change in law or its interpretation and the obligation cannot be avoided by the issuer taking reasonable steps to avoid the payment of additional amounts. Since such potential obligations are dependent on future changes in tax laws, the related liabilities the Company may incur as a result of such changes cannot be reasonably estimated. In light of the related call provisions typically included, the Company does not expect any potential liabilities in respect of tax gross-ups to be material.

  Exchange and Clearinghouse Memberships

        The Company is a member of numerous securities exchanges and clearinghouses, and may, as a result of its membership arrangements, be required to perform if another member defaults. The Company has determined that it is not possible to estimate the maximum amount of these obligations and believes that any potential requirement to make payments under these arrangements is remote.

18.   Industry Segment and Geographic Data

        As of January 1, 2004, the Company transferred the private equity and private fund businesses from the Institutional Securities segment to the Financial Services segment, which was renamed Wealth & Asset Management. As a result, the Company changed the presentation of the Institutional Securities and Wealth & Asset Management segment results. The HNW Business is included in the results of the Wealth & Asset Management segment and its Private Client Services division. In addition, the Company allocated to the segments merger-related costs and certain other costs and revenues, previously reported in Elimination and Other and disclosed in the discussion of the Company's consolidated results of operations in the Annual Report on Form 10-K for the year ended December 31, 2003, which the Company believed did not represent normal operating costs and revenues. These costs and revenues include certain significant legal and regulatory charges; severance and other costs from the Company's cost-reduction initiatives; gains on the sales of businesses and assignments of leases; and the results from legacy private equity and distressed assets. Prior period segment numbers have been changed to conform to the new segment reporting structure.

        The Company operates and manages its businesses through two operating segments: the Institutional Securities segment, consisting primarily of the Investment Banking and Trading divisions; and the Wealth & Asset Management segment, consisting of the Private Client Services, Private Equity and Private Fund divisions.

        The Company's segments are managed based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle.

The Institutional Securities segment consists of:

  •
  the Investment Banking division, which serves a broad range of users and suppliers of capital and provides financial advisory and securities underwriting and placement services; and

  •
  the Trading division, which trades equity and equity-related products, including listed and OTC derivatives, fixed income financial instruments and derivatives and risk management products, and engages in securities lending and borrowing.

        The Institutional Securities segment also includes the results from legacy private equity and distressed assets.

The Wealth & Asset Management segment consists of:

  •
  the Private Client Services division, a financial advisory business serving high-net-worth individuals and corporate investors with a wide range of CSFB and third-party investment management products and services. The Private Client Services division results include the results of the HNW Business, which was transferred to the Company as a capital contribution by CSFBI on March 31, 2004. The 2003 results of the Wealth & Asset Management segment were adversely affected by the transfer of the HNW Business, primarily due to its pre-tax loss of $210 million, of which $200 million related to a write down of intangible assets in December 2003;

  •
  the Private Equity division, which makes privately negotiated investments and acts as an investment advisor for private equity funds; and

  •
  the Private Fund division, which raises private capital, primarily from institutional investors, for direct investment by venture capital, management buyout and other investment firms in a variety of fund types.

        The presentation of Pershing results, including the gain on the sale in the second quarter of 2003, as Discontinued operations in the consolidated statements of operations for the periods presented resulted in a material decrease in the Wealth & Asset Management segment net revenues and income as the Pershing business contributed materially to that segment.

        The Company allocates to its segments a pro rata share of certain centrally managed costs, such as leased facilities and equipment costs, employee benefits and certain general overhead expenses based upon specified amounts, usage criteria or agreed rates, and allocates interest expense based upon the type of asset. The segmental allocation of some costs, such as incentive bonuses, is estimated.

        The following table sets forth the net revenues excluding net interest, net interest revenue, total net revenues, total expenses and income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle and assets of the Company's segments.

	Institutional Securities	Wealth & Asset Management	Total Segment
	(In millions)
For the year ended December 31, 2003:
Net revenues excluding net interest	$1,894	$711	$2,605
Net interest revenue	2,342	50	2,392

Total net revenues(1)	4,236	761	4,997
Total expenses	3,678	750	4,428

Income(2) (3) (4)	$558	$11	$569

Segment assets as of December 31, 2003	$239,733	$1,833	$241,566

For the year ended December 31, 2002:
Net revenues excluding net interest	$1,792	$1,113	$2,905
Net interest revenue	2,018	40	2,058

Total net revenues(1)	3,810	1,153	4,963
Total expenses(5)	4,762	682	5,444

Income(2) (3) (6)	$(952)	$471	$(481)

Segment assets as of December 31, 2002(7)	$223,269	$13,186	$236,455

For the year ended December 31, 2001:
Net revenues excluding net interest	$4,778	$721	$5,499
Net interest revenue	944	63	1,007

Total net revenues(1)	5,722	784	6,506
Total expenses	5,780	1,190	6,970

Income(2) (3) (6) (8)	$(58)	$(406)	$(464)

Segment assets as of December 31, 2001(7)	$203,617	$16,448	$220,065

(1)
Interest income and expense is accrued at the stated coupon rate for coupon-bearing financial instruments, and for non-coupon-bearing financial instruments, interest income is recognized by accreting the discount over the life of the instrument. For coupon-bearing financial instruments purchased at a discount or premium, the difference between interest income and expense accrued at the stated coupon rate and interest income and expense determined on an effective yield basis is included in principal transactions-net in the Company's condensed consolidated statements of income and in net revenues excluding net interest above.

(2)
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle.

(3)
The results for the Wealth & Asset Management segment for the year ended December 31, 2003, 2002 and 2001 include the results for the Company's 50% stake in a Japanese online broker, DLJdirect SFG Securities Inc., up to the time of, and the gain resulting from, its sale in the fourth quarter of 2003.

(4)
The Wealth & Asset Management segment results for the year ended December 31, 2003 include the pre-tax loss of $210 million of the HNW Business, of which $200 million related to a write down of intangible assets by CSAM in December 2003.

(5)
The results for the Institutional Securities segment for the year ended December 31, 2002 include:

  •
  a fourth quarter 2002 charge of $150 million for the agreement in principle with various U.S. regulators involving research analyst independence and the allocation of initial public offering ("IPO") shares to corporate executive officers and an additional charge of $450 million for private litigation involving research analyst independence, certain IPO allocation practices, Enron and other related litigation; and

  •
  a fourth quarter 2002 charge of approximately $150 million for severance, including bonus and retention awards, in connection with a CSFB cost-reduction initiative.

(6)
The results for the Wealth & Asset Management segment for the year ended December 31, 2002 and 2001 include the results for the broker-dealers, CSFBdirect LLC, DLJdirect Ltd. and Autranet, LLC, up to the time of, and the gain resulting from, their sale in the first quarter of 2002.

(7)
Segment assets for the Wealth & Asset Management segment as of December 31, 2002 and 2001 include the assets of the Pershing unit, which was sold to The Bank of New York, Inc. on May 1, 2003.

(8)
The results for the Institutional Securities segment for the year ended December 31, 2001 include:

  •
  a fourth quarter 2001 charge of $492 million primarily related to bonus and severance payments, guaranteed compensation and retention awards in connection with a CSFB cost-reduction initiative;

  •
  a fourth quarter 2001 charge of $100 million related to the settlement of SEC and NASDR investigations into the allocation of shares in IPOs and subsequent securities transactions and commissions; and

  •
  the gain of approximately $179 million from the assignment of the lease and the sale of leasehold improvements of the Company's former headquarters at 277 Park Avenue in New York City during the first quarter of 2001.

        The following are net revenues from continuing operations by geographic region:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
United States	$4,983	$4,960	$6,449
Foreign	14	3	57

Total	$4,997	$4,963	$6,506

19.   Goodwill and Identifiable Intangible Assets

        On January 1, 2002, the Company adopted SFAS 142, which addresses the initial recognition and measurement of intangible assets acquired outside a business combination and the recognition and measurement of goodwill and other intangible assets subsequent to acquisition. Under the standard, goodwill and indefinite-lived intangible assets are reviewed annually for impairment instead of being amortized to earnings. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment.

        As of December 31, 2003 and 2002, the Company had $532 million and $496 million, respectively, of goodwill of which $195 million as of December 31, 2003 and 2002, relates to the HNW Business. As of December 31, 2003 and 2002, the Company had identifiable intangible assets (primarily software and customer lists, which are being amortized over useful lives ranging from five to 20 years) of $46 million and $247 million, respectively, net of accumulated amortization of $47 million and $43 million, respectively, included in other assets and deferred amounts in the consolidated statements of financial condition of which $8 million and $219 million, respectively related to the HNW business. In December 2003, CSAM wrote down the value of these intangible assets, resulting in a pre-tax loss of $200 million and an after-tax loss of $130 million.

        The Company allocated goodwill to its reporting units, completed the transitional impairment test of goodwill as of January 1, 2002 and determined that there was no impairment to goodwill. Subsequent goodwill impairment testing showed no impairment and had no effect on the Company's consolidated financial condition or results of operations as of December 31, 2003. There have been no events or circumstances occurring subsequent to these impairment tests that would more likely than not have resulted in the fair values of the Company's reporting units being below the carrying values.

        The following table sets forth reported net income, as adjusted to exclude goodwill amortization expense:

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Net income (loss) as reported	$1,192	$(257)	$(217)

Net income (loss) as adjusted	$1,192	$(257)	$(185)

        In November 2003, the Company's subsidiary, Column Financial, Inc. ("CFI"), acquired a majority interest in Investment Property Mortgage, L.L.C. ("IPM"), and certain assets and liabilities of Standard Mortgage Corporation ("SMC"). IPM was a joint venture between SMC and Hibernia National Bank that operated as a lender under FNMA programs. At closing, CFI contributed the assets and liabilities acquired from SMC to IPM; IPM was converted into a Delaware limited liability company and was renamed Column Guaranteed LLC ("CGL"). CGL originates, sells and services commercial mortgage loans, holds a license under the FNMA Delegated Underwriting and Servicing program and is a Federal Home Loan Mortgage Corporation Program Plus approved seller/servicer and a Federal Housing Administration Title II mortgagee regulated by the Department of Housing and Urban Development. The acquisition was accounted for as a purchase. In connection with the acquisition, the Company recorded approximately $13 million of goodwill and approximately $10 million of intangible assets, primarily related to the license.

        In June 2003, the Company completed its acquisition of Volaris Advisors, a New York-based equity-options strategies firm providing yield-enhancement and volatility management services, to enhance the services of the Private Client Services business. In connection with the acquisition, the Company recorded approximately $14 million of goodwill and approximately $2 million of intangible assets, primarily related to computer software, computer base and trade names and trademarks.

        On January 31, 2002, the Company acquired the assets of Holt Value Associates, L.P., a leading provider of independent research and valuation services to asset managers, which was integrated with CSFBEdge, the Company's online research and valuation database service. This acquisition was accounted for as a purchase. In connection with the acquisition, the Company recorded approximately $59 million of goodwill and $24 million of intangible assets, primarily related to software and customer lists.

20.   Legal Proceedings

        The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. These actions have been brought on behalf of various classes of claimants and, unless otherwise specified, seek damages of material and/or indeterminate amounts. The Company believes, based on currently available information and advice of counsel, that the results of such proceedings, in the aggregate, will not have a material adverse effect on its financial condition but might be material to operating results for any particular period, depending, in part, upon the operating results for such period.

        It is inherently difficult to predict the outcome of many of these matters. In presenting the consolidated financial statements, management makes estimates regarding the outcome of these matters and records a reserve and takes a charge to income when losses with respect to such matters are probable and can be reasonably estimated. Estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including, but not limited to, the type and nature of the litigation, claim or proceeding, the progress of the matter, the advice of legal counsel, the Company's defenses and its experience in similar cases or proceedings. In accordance with SFAS No. 5, "Accounting for Contingencies" ("SFAS 5"), the Company recorded in 2002 a reserve of $150 million for the agreement in principle with various U.S. regulators relating to research analyst independence and the allocation of IPO shares to corporate executives and directors and a $450 million reserve for private litigation involving research analyst independence, certain IPO allocation practices, Enron and other related litigation. In 2003, the Company paid approximately $150 million with respect to the agreement with the U.S. regulators relating to research analyst independence and the allocation of IPO shares to corporate executives and directors. The $450 million reserve recorded in 2002 related to the private litigation discussed above was management's best estimate of the potential exposure pursuant to SFAS 5 related to this private litigation as of December 31, 2003.

21.   Quarterly Data (Unaudited)

        The following table presents total net revenues, income before provision for income taxes, and net income (loss):

	2003 Fiscal Quarter
					For the Year Ended December 31, 2003
	First	Second(1)	Third(2)	Fourth(3)
	(In millions)
Total net revenues	$1,201	$1,446	$1,063	$1,287	$4,997
Income (loss) from continuing operations(4)	87	156	184	142	569
Income from discontinued operations(5)	37	1,324	—	—	1,361
Net income (loss)	$81	$978	$129	$4	$1,192
	2002 Fiscal Quarter
					For the Year Ended December 31, 2002
	First	Second	Third	Fourth(6)
	(In millions)
Total net revenues	$1,982	$1,593	$690	$698	$4,963
Income (loss) from continuing operations(4)	524	248	(369)	(884)	(481)
Income from discontinued operations(5)	42	27	31	36	136
Net income (loss)	$365	$181	$(220)	$(583)	$(257)

(1)
In the second quarter of 2003, the Company sold Pershing to the Bank of New York Company, Inc. and reported a pre-tax gain of approximately $1.3 billion and an after-tax gain of $852 million. The operating results of Pershing, including the gain on the sale, have been presented as Discontinued operations for all periods presented.

(2)
In early 2004, management identified erroneous profit recorded on certain intercompany residential mortgage securitization-related forward transactions related to 2003. For the third quarter of 2003, each of Total net revenues and Income (loss) from continuing operations has been reduced by $37 million and $24 million from that previously filed with the SEC on November 10, 2003 on Form 10-Q for the quarterly period ending September 30, 2003.

(3)
The fourth quarter of 2003 includes the pre-tax loss of $200 million and the after-tax loss of $130 million on the write down of the intangible assets related to the HNW Business.

(4)
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle.

(5)
Income from discontinued operations before provision (benefit) for income taxes.

(6)
The fourth quarter of 2002 includes charges of $150 million related to severance, $150 million for the agreement in principle with various regulators involving research analyst independence and the allocation of IPO shares to executive officers and an additional charge of $450 million for private litigation involving research analyst independence, certain IPO practices, Enron and other related litigation.

SCHEDULE I
CREDIT SUISSE FIRST BOSTON (USA), INC.
(Parent Company only)
Condensed Statements of Financial Condition
(In millions, except share data)

	December 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$1	$4
Receivables from brokers, dealers and other	99	193
Derivatives contracts	1,124	1,335
Private equity and other long-term investments	32	37
Receivables from parent and affiliates	20,551	18,534
Receivables from subsidiaries	10,513	8,616
Investment in subsidiaries, at equity	6,654	6,254
Net deferred tax asset	302	491
Goodwill	59	51
Other assets and deferred amounts	698	1,080

Total assets	$40,033	$36,595

LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term borrowings	$4,243	$2,082
Payables to brokers, dealers and other	325	452
Derivatives contracts	72	2
Accounts payable and accrued expenses	859	1,078
Other liabilities	682	1,861
Long-term borrowings	24,211	23,031

Total liabilities	30,392	28,506

Stockholders' Equity:
Preferred Stock, 50,000,000 shares authorized:
Series B preferred stock, at $50.00 per share liquidation preference (88,500 shares issued and outstanding as of December 31, 2002)	—	4
Common stock ($0.10 par value; 50,000 shares authorized; 1,100 shares issued and outstanding)	—	—
Paid-in capital	8,012	7,646
Retained earnings	1,787	595
Accumulated other comprehensive loss	(158)	(156)

Total stockholders' equity	9,641	8,089

Total liabilities and stockholders' equity	$40,033	$36,595

See accompanying notes to condensed financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC.
(Parent Company only)
Condensed Statements of Operations
(In millions)

	For the Year Ended December 31,
	2003	2002	2001
	(In millions)
Revenues:
Principal transactions-net	$(3)	$(20)	$26
Investment banking and advisory	(5)	—	2
Interest and dividends, net of interest expense of $476, $628 and $391, respectively	(144)	(208)	(111)
Other	29	41	166

Total net revenues	(123)	(187)	83

Expenses:
Employee compensation and benefits	93	34	136
Merger-related costs	6	—	—
Other operating expenses	3	33	82

Total expenses	102	67	218

Loss before income tax benefit, equity in undistributed net income (loss) of subsidiaries and cumulative effect of a change in accounting principle	(225)	(254)	(135)
Income tax benefit	(111)	(100)	(33)

Loss before equity in undistributed net income (loss) of subsidiaries, extraordinary item and cumulative effect of a change in accounting principle	(114)	(154)	(102)
Equity in undistributed net income (loss) of subsidiaries	1,306	(103)	(116)

Income (loss) before cumulative effect of a change in accounting principle	1,192	(257)	(218)
Cumulative effect of a change in accounting principle, net of income tax provision of $0.3 in 2001	—	—	1

Net income (loss)	$1,192	$(257)	$(217)

See accompanying notes to condensed financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC.
(Parent Company only)
Condensed Statements of Cash Flows
(In millions)

	For the Years Ended December 31,
	2003	2002	2001
Net cash provided by (used in) operating activities	$592	$1,666	$(1,639)

Cash flows from investing activities:
Net proceeds from (payments for):
Note receivable from parent	—	—	3,100
Receivable from parent and affiliates	(2,370)	(11,516)	(7,636)
Receivables from subsidiaries	(1,894)	2,278	75
Investment in subsidiaries	(400)	(103)	14
Purchase of subsidiary	—	(70)	—
Other assets	—	—	183

Net cash used in investing activities	(4,664)	(9,411)	(4,264)

Cash flows from financing activities:
Net proceeds from (payments for):
Commercial paper and short-term borrowings	2,161	(118)	1,034
Redemption of 8.42% junior subordinated debentures	—	—	(206)
Issuance (repayments) of:
CSFBdirect common stock	—	—	(2)
Series A preferred stock	—	—	(200)
Series B preferred stock	(4)	(1)	(178)
Issuance of long-term borrowings	5,029	10,474	10,567
Redemptions/maturities of long-term borrowings	(3,542)	(3,842)	(1,430)
Subordinated loan from subsidiaries	—	332	(4,623)
Dividends from affiliates	350	600	875
Dividends paid	—	—	(21)
Capital contribution of CSFB Capital Holdings, Inc.	—	—	34
Capital contribution by CSFBI	75	300	—

Net cash provided by financing activities	4,069	7,745	5,850

Decrease in cash and cash equivalents	(3)	—	(53)

Cash and cash equivalents as of the beginning of year	4	4	57

Cash and cash equivalents as of the end of year	$1	$4	$4

See accompanying notes to condensed financial statements.

CREDIT SUISSE FIRST BOSTON (USA), INC.
(Parent Company only)
Notes to Condensed Financial Statements
December 31, 2003

1.     Basis of Presentation

        The condensed financial statements of Credit Suisse First Boston (USA), Inc. (the "Parent Company") should be read in conjunction with the consolidated financial statements of Credit Suisse First Boston (USA), Inc. and subsidiaries (the "Company") and the notes thereto. Investments in subsidiaries are accounted for under the equity method.

2.     Related Party Transactions

        As of December 31, 2003 and 2002, the Parent Company had receivables from subsidiaries of $10.5 billion and $8.6 billion, respectively. The receivables arose in the ordinary course of business. Changes in this balance are due to changes in the size and timing of transactions. Substantially all receivables from subsidiaries provide for interest based on federal funds rates.

        As of December 31, 2003 and 2002, the Parent Company had receivables from parent (CSFBI) and affiliates of $20.6 billion and $18.5 billion, respectively. Prior to the acquisition of DLJ, CSFBI issued its own debt to fund its operations. The Parent Company is now providing most of this funding, resulting in the increase in receivables from parent and affiliates. Dividends declared to the Parent Company by its consolidated subsidiaries were $350 million and $400 million for the years ended December 31, 2003 and 2002, respectively. There are no restrictions on the payment of dividends, except for those stipulated in certain debt agreements and those applicable to brokers and dealers, which provide for certain minimum amounts of capital to be maintained to satisfy regulatory requirements in the Company's broker-dealer subsidiaries. Under certain circumstances, the amount of excess capital that can be withdrawn is limited. The regulatory requirements are designed to measure the general financial integrity and liquidity of broker-dealers and provide minimum acceptable net capital levels to satisfy commitments to customers. Unless an adequate level of capital is maintained, regulated broker-dealer subsidiaries would be prohibited from paying dividends to the Parent Company.

3.     Guarantees

        In the ordinary course of business, the Parent Company enters into guarantee contracts. On December 31, 2002, the Parent Company adopted the new disclosure requirements for these guarantees in accordance with FIN 45. Beginning on January 1, 2003, the Parent Company adopted the recognition requirements of FIN 45 whereby the Parent Company recognizes a liability at the inception of certain guarantees for obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that certain events or conditions occur. With certain exceptions, these recognition requirements apply to any new guarantees entered into or current guarantees that are modified after December 31, 2002.

        Guarantees issued by the Parent Company are disclosed in the consolidated financial statement disclosures (see Note 17 to the consolidated financial statements) except for guarantees issued by the Parent Company on behalf of its consolidated subsidiaries, which are included in the Parent Company only disclosures.

Related Party Guarantees

        For purposes of Parent Company only condensed financial statements, related party guarantees include guarantees issued by the Parent Company for obligations of its consolidated subsidiaries. Guarantees issued by the Parent Company for the obligations of companies controlled by CSG, the Parent Company's ultimate parent, excluding the Company that are not consolidated subsidiaries are disclosed in the notes to the Company's consolidated financial statements.

        The Parent Company issues guarantees to customers with respect to certain obligations of its consolidated subsidiaries in the ordinary course of business, including, but not limited to, certain derivatives transactions. Failure to perform by a consolidated subsidiary would require the Parent Company to perform under the guarantee. The maximum contingent liability of future payments of guarantees issued to counterparties of consolidated subsidiaries as of December 31, 2003 was $2.3 billion. While the maximum contingent liability may be indicative of the extent to which such guarantees are used, the Parent Company believes that the likelihood of nonperformance by these consolidated subsidiaries is remote. Excluded from the maximum contingent liability are certain guarantees for which an estimate cannot be made because the exposure is unlimited and therefore impossible to estimate or because the exposure is unquantifiable.

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  Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Report of Independent Registered Public Accounting Firm
CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES Consolidated Statements of Financial Condition (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES Consolidated Statements of Operations (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES Consolidated Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2003, 2002 and 2001 (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows For the Years Ended December 31, 2003, 2002 and 2001 (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2003
SCHEDULE I CREDIT SUISSE FIRST BOSTON (USA), INC. (Parent Company only) Condensed Statements of Financial Condition (In millions, except share data)
CREDIT SUISSE FIRST BOSTON (USA), INC. (Parent Company only) Condensed Statements of Operations (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. (Parent Company only) Condensed Statements of Cash Flows (In millions)
CREDIT SUISSE FIRST BOSTON (USA), INC. (Parent Company only) Notes to Condensed Financial Statements December 31, 2003